    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 9, 1996

                                                       REGISTRATION NO. 333-

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- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                            THE TRYLON CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     3841                    33-0346437
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                        970 W. 190TH STREET, SUITE 900
                          TORRANCE, CALIFORNIA 90502
                                (310) 327-8820
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                MARTIN L. LONKY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            THE TRYLON CORPORATION
                        970 W. 190TH STREET, SUITE 900
                          TORRANCE, CALIFORNIA 90502
                                (310) 327-8820
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                                  Copies to:
       GARY OLSON                ERIC A. KLEIN          KENNETH J. BARONSKY
    ROBERT A. KOENIG            KLEIN & MARTIN       MILBANK, TWEED, HADLEY &
    LATHAM & WATKINS        2029 CENTURY PARK EAST            MCCLOY
  633 W. FIFTH STREET,            SUITE 1112          601 S. FIGUEROA STREET
       SUITE 4000           LOS ANGELES, CALIFORNIA         30TH FLOOR
LOS ANGELES, CALIFORNIA              90067            LOS ANGELES, CALIFORNIA
         90071                  (310) 201-2581                 90017
     (213) 485-1234                                       (213) 892-4000

                               ----------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                               ----------------

  If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, (the "Securities Act"), check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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
                                                 PROPOSED MAXIMUM    AMOUNT OF
            TITLE OF EACH CLASS OF              AGGREGATE OFFERING REGISTRATION
          SECURITIES TO BE REGISTERED                PRICE(1)           FEE
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
Common Stock, $.01 par value..................     $40,000,000      $13,793.11

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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act based upon the high point of the range of estimated initial public offering prices as specified in the Preliminary Prospectus contained herein.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED AUGUST 9, 1996

PROSPECTUS
     , 1996

                                       SHARES

                             THE TRYLON CORPORATION

                                  COMMON STOCK

  All of the shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby (the "Offering") are being issued and sold by The Trylon Corporation (the "Company"). Prior to this Offering, there has been no public market for the shares of Common Stock of the Company. It is currently
estimated that the initial public offering price will be between $    and $
per share. See "Underwriting" for a discussion of factors considered in determining the initial public offering price of the shares.

  Application has been made to include the Common Stock in the Nasdaq National Market under the symbol "TRLN."

  SEE "RISK FACTORS" ON PAGES 6-13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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
                                                PRICE   UNDERWRITING   PROCEEDS
                                                TO THE DISCOUNTS AND    TO THE
                                                PUBLIC COMMISSIONS(1) COMPANY(2)
- --------------------------------------------------------------------------------
Per Share......................................   $          $            $
Total(3).......................................  $          $            $

- --------------------------------------------------------------------------------

(1) The Company and certain of the Company's stockholders (the "Selling Stockholders") have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $   .
(3) The Company and the Selling Stockholders have granted to the Underwriters a
    30-day option to purchase up to     and     additional shares of Common
    Stock, respectively on the same terms as set forth above solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to the Public, Underwriting Discounts and Commissions, Proceeds to the Company and proceeds to the Selling Stockholders will be
    $   , $   , $    and $   , respectively. The Company will not receive any
    of the proceeds from the sale of shares by the Selling Stockholders. See "Underwriting" and "Principal and Selling Stockholders."

  The shares are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the shares offered hereby will be available for
delivery on or about    , 1996 at the offices of Donaldson, Lufkin & Jenrette
Securities Corporation, New York, New York or through the facilities of the Depository Trust Corporation.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

       [PHOTOS OF TRYLON'S PAP PLUS SPECULOSCOPY(R) AND OTHER PRODUCTS.]

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes an initial public
offering price of $    per share and that the Underwriters' over-allotment
option to acquire     shares is not exercised. In addition, all of the
information in this Prospectus has been adjusted to give effect to an aggregate
    Common Stock split to be completed prior to the consummation of the Offering. Unless the context requires otherwise, all references herein to the Company include the Company's wholly-owned subsidiary, Perisphere Industries, Inc.

                                  THE COMPANY

  The Trylon Corporation ("Trylon" or the "Company") is an innovative medical products company that has pioneered the use of chemical light technology in diagnostic and other medical applications. The Company's first product, PAP PLUS SPECULOSCOPY(R) ("PPS"), combines the Company's patented visual examination, SPECULOSCOPY(TM), with the standard Pap smear, into a simple cervical screening test for women. Speculoscopy, which can be performed by a wide range of health care practitioners at low cost, visually illuminates cervical abnormalities, which may include cancer and precancer, during a routine pelvic examination. Trylon received clearance from the FDA in December 1995 to market PPS for primary cervical screening.

  Clinical data reviewed by the FDA indicated that PPS was more accurate in detecting cervical abnormalities than the traditional screening test for detecting cervical cancer, the Pap smear. As a result, the Company believes that PPS will allow health care practitioners to identify women with cervical abnormalities earlier than if they used the Pap smear alone. Earlier diagnosis allows for more cost-effective treatment. At a precancerous state of disease, costs of treatment typically do not exceed $500, while costs of treating invasive cervical cancer often exceed $60,000.

  The Company's objective is to have PPS become a "standard of care" for primary cervical screening worldwide. The Company has scheduled major United States and international product launches of PPS during 1996. In the United States, the Company has a long-term marketing and distribution agreement with Pharmacia & Upjohn, Inc. ("P&U"), one of the largest pharmaceutical distribution companies in the world. In addition, PPS is being marketed through leading pharmaceutical and medical supply companies in certain European, Asian and North American markets.

  P&U has a strong commitment to the areas of women's health care and cancer treatment and plans to utilize its entire national sales force for the distribution of PPS. In addition, P&U has committed to a national advertising campaign for PPS and has selected PPS for special sales incentives. P&U will be the primary sponsor of the national advertising campaign, although the Company will supplement P&U's efforts by contributing approximately $10 million to the cost of such campaign. The PPS launch, scheduled to commence in the fourth quarter of 1996, will target: (i) over 60,000 health care practitioners through P&U's direct selling efforts and educational programs, (ii) women and women's advocacy groups, primarily through a direct-to-consumer television and print advertising program and other public relations efforts and (iii) third-party payors, including managed-care organizations. The initial promotional campaign will use P&U's established sales force to target office-based physicians in 20 major domestic markets. During 1997, P&U plans to expand these marketing efforts nationwide, supported by the consumer advertising and advocacy campaigns to be undertaken jointly by the Company and P&U.

  Cervical cancer is the second most common cancer in women worldwide, with approximately 450,000 new cases diagnosed annually. In the United States, over 50 million women are screened for cervical cancer annually using a standard Pap smear. Nevertheless, the incidence of cervical cancer has increased in the United States over the last ten years, and the rate of death within the first five years of diagnosis of cervical cancer remains above 30%. The American Cancer Society reported that in 1995 approximately 15,800 new cases of cervical cancer were diagnosed in the United States. Worldwide, more than 150 million Pap smears are performed annually, leaving acute, unfulfilled needs for screening in large portions of the world, particularly in developing countries.

  In addition to PPS, the Company has developed and initiated clinical studies of a number of products that apply its proprietary technologies to other medical, surgical and dental uses. These products include ORAL SPECULOSCOPY(TM) for the screening of oral cancer and SPIRABRUSH Cx(R) as a cervical sampling device. The Company's goal is to introduce at least one new product each year. The Company is actively developing and seeking to acquire other innovative technologies with medical applications. See "Business."

  The Company was incorporated in the State of Delaware on June 30, 1987. The Company's executive offices are located at 970 West 190th Street, Torrance, California 90502 and its telephone number is (310) 327-8820.

                                  THE OFFERING

 Common Stock offered by the Company(1).......
 Common Stock to be outstanding immediately
  after the Offering(2).......................
 Use of Proceeds to the Company............... To fund the PPS domestic marketing campaign, research
                                               and development activities,
                                               capital expenditures and
                                               general corporate purposes.
 Proposed Nasdaq National Market Symbol....... TRLN

- --------------------
(1) Does not include up to     shares of Common Stock that may be sold by the
    Company and the Selling Stockholders pursuant to the Underwriters' over-allotment option. See "Underwriting."
(2) Includes (i) 3,399.6 shares of Common Stock which will be issued upon the automatic conversion of outstanding shares of Series A Convertible Preferred Stock at the effective date of the Offering and (ii) up to 149.9 additional shares of Common Stock issuable to an existing stockholder of the Company pursuant to anti-dilution rights that are held by such stockholder and that will be triggered by the preferred stock conversion, but excludes (a) up to 8,000 shares of Common Stock issuable on or prior to September 9, 1996 in connection with the exercise of outstanding common stock purchase warrants (the "Warrants") and (b) up to 1,793 shares of Common Stock issuable upon the exercise of outstanding options held by a director and a former director. See "Description of Capital Stock."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

  The summary consolidated financial information set forth below for the Company's fiscal years ended December 31, 1993, 1994 and 1995 is derived from the Company's consolidated financial statements audited by Arthur Andersen LLP, independent public accountants, included elsewhere in this Prospectus. The summary consolidated financial information set forth below for the Company's fiscal years ended December 31, 1991 and 1992 and the three months ended March 31, 1995 and 1996, and as of March 31, 1996, is derived from the Company's unaudited consolidated financial statements. The unaudited consolidated financial statements from which such financial information is derived include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the Company's financial position and results of operations as of such date and for such periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for future periods, including the entire year ending December 31, 1996. The summary financial information presented below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                                                                         THREE MONTHS
                                                                                             ENDED
                                          YEAR ENDED DECEMBER 31,                          MARCH 31,
                           ---------------------------------------------------------  --------------------
                             1991       1992         1993        1994       1995        1995       1996
  STATEMENT OF OPERATIONS
   DATA:
  Revenues, net........... $  88,417  $ 593,757   $1,305,014  $2,544,983 $   628,748  $  53,843  $  38,799
  Gross profit............    49,605    241,122      979,312   1,847,720     333,116     31,136     10,342
  Income (loss) before
   income taxes...........  (910,275)  (646,968)    (251,386)    432,259  (1,007,968)  (436,174)  (400,893)
  Net income (loss).......  (912,792)  (647,768)    (252,186)    431,459  (1,008,768)  (436,174)  (400,893)
  Net income (loss) per
   share..................    (15.89)    (10.84)       (3.53)       5.46      (11.70)     (5.06)     (4.65)
  Weighted average number
   of common shares
   outstanding............  57,459.2   59,766.7     71,475.0    79,057.6    86,184.3   86,184.3   86,184.3

                                                         AS OF MARCH 31, 1996
                                                       -------------------------
                                                         ACTUAL   AS ADJUSTED(1)
  BALANCE SHEET DATA:
  Working capital..................................... $1,202,254  $37,602,254
  Total assets........................................  1,745,522   38,025,522
  Total liabilities...................................    473,762      353,762
  Long term debt, net of current portion..............        --           --
  Stockholders' equity................................  1,271,760   37,671,760

- --------------------
(1) Adjusted to reflect the sale by the Company of       shares of Common Stock
    in the Offering at an assumed initial public offering price of $    per
    share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS

  This Prospectus contains certain forward-looking statements. Actual results of operations could differ materially from those projected in these forward-looking statements as a result of certain of the risk factors set forth below and elsewhere in this Prospectus. Prospective investors should consider carefully the following factors, in addition to other information contained in this Prospectus, in evaluating the Company and its business before purchasing shares of Common Stock offered hereby.

DEPENDENCE ON A SINGLE PRODUCT; UNCERTAINTY OF MARKET ACCEPTANCE

  Currently, the only products marketed by the Company are the SPECULITE(R) light source, PPS, other products supporting PPS and certain derivative products which generate only nominal revenues. The Company's PPS-related products are expected to account for a majority of the Company's revenues for at least the next several years. Accordingly, the Company's success depends upon the acceptance by the medical community (including health care providers, third-party payors and patients) in the United States and foreign markets of the PPS screening test as a clinically useful and cost-effective method of detecting cervical disease. To date, PPS has been used only on a limited clinical basis and there can be no assurance that the medical community will endorse the PPS screening test as a new standard of care for cervical examinations. In addition, there can be no assurance that PPS will achieve market acceptance on a timely basis, or at all, due to the influence of established medical practices, cost constraints, the introduction or acceptance of competing products or technologies and other factors beyond the Company's control. Failure of the PPS screening test to achieve market acceptance would have a material adverse effect on the Company's business, financial condition, results of operations and prospects. See "Business-- Market and Business Strategy."

LIMITED OPERATING EXPERIENCE; HISTORICAL AND ANTICIPATED FUTURE LOSSES

  The Company has a limited history of operations which have focused primarily on research and development, product engineering, clinical trials and seeking FDA regulatory clearance to market its products. The Company obtained FDA clearance of its Section 510(k) premarket notification for PPS in December 1995. The Company has generated only limited revenues from the sale of its products to date and does not have experience manufacturing, marketing or selling products in large commercial quantities. The Company has experienced significant operating losses since its inception and, as of March 31, 1996, had an accumulated deficit of $4.0 million. These losses are primarily attributable to the significant expenses associated with the research, development, clinical testing and FDA premarket clearance process with respect to the PPS screening test and supporting products. The Company expects to incur substantial additional losses due to increased operating expenses arising from continued research and development, the expansion of manufacturing activities and domestic and international sales and marketing efforts. The Company has established marketing, distribution and manufacturing agreements with larger companies with expertise in those areas. See "Business--Market and Business Strategy" and "--Manufacturing." There can be no assurance that the Company will be able to transition successfully, either internally or through third-party contracts, to a large-scale commercial enterprise and achieve significant revenues or profits. The Company's results of operations may fluctuate significantly from quarter to quarter and will depend upon numerous factors, including the extent to which the Company's products gain market acceptance in the United States and foreign countries, and the accompanying timing and volume of domestic and international sales.

DEPENDENCE ON THIRD-PARTY REIMBURSEMENT

  Successful sales of the PPS screening test in the United States and foreign markets will depend, in part, on the availability of adequate reimbursement from third-party payors such as government entities, managed care organizations and private insurance plans. As federal and state governmental agencies are intensifying their efforts to limit health care expenditures, including through various pending legislative proposals to reduce Medicaid and Medicare expenditures, there is substantial uncertainty in the United States concerning third-party reimbursement for the use of medical tests incorporating new technologies. Internationally, health care payment systems vary significantly between countries, and include government-sponsored health care payment systems and private insurance. The Company's foreign distributors recently have begun to seek reimbursement approvals in selected foreign markets but has not obtained any reimbursement approvals to date.

  Reimbursement by a third-party payor may depend on a number of factors, including such payor's determination that the use of the Company's PPS screening test is clinically useful, cost-effective and not experimental. Since reimbursement approval is required from each third-party payor, seeking such approvals is a time-consuming process. Demonstration of PPS's cost-effectiveness will be particularly important in managed-care organizations, where tight cost controls have become common. Although the Company believes that the low cost of the PPS screening test relative to other adjunctive screening techniques, and its effectiveness at detecting early-stage cervical disease, will make third-party payors receptive to its use, there can be no assurance that payors will approve PPS for broad use or reimbursement. Furthermore, some third-party payors may reduce over time the reimbursement offered for the use of PPS because of the potential for less frequent screening. Even if third-party reimbursement for the PPS screening test is obtainable, the Company does not believe that third-party payors will always reimburse the full cost of the test. Accordingly, acceptance of PPS in the fee-for-service markets will depend on the willingness of the patient to bear some or all of the cost of the test. Failure of medical practitioners to obtain reimbursement for the PPS screening test by third-party payors could have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

DEPENDENCE ON SINGLE CONTRACT MANUFACTURER

  The Company does not currently manufacture any of its products but obtains its most critical component, the Speculite light source, pursuant to a long-term supply agreement with Omniglow Corporation ("Omniglow") which gives the Company the exclusive right to sell Speculite for use in specified medical applications through 2004. Omniglow acquired the patents for the manufacture of Speculite from American Cyanamid Company in 1993 and is the only United States manufacturer. In 1994, the Company entered into a relationship with Omniglow and another company located in Shanghai, China that will manufacture Speculite for sale in China and certain other countries at a lower price than that currently charged by Omniglow. Under the current supply agreement, the price charged by Omniglow to the Company for supplying Speculite is not fixed, and the Company's only protection from potential increases in the price charged by Omniglow for supplying Speculite is a six month advance notice requirement. Any increase in the price charged by Omniglow for Speculite could have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

  The Company's dependence on Omniglow as its sole domestic source of supply makes the Company vulnerable to possible interruptions in such supply. Any alternative supplier of Speculite would be required to meet stringent FDA and international manufacturing standards applicable to medical devices. There can be no assurance that an alternate manufacturing source could be found if necessary, that Omniglow would consent to the Company's use of an alternative supplier, or that available inventories would be adequate to meet the Company's product needs during any prolonged interruption of supply. A reduction or interruption in supply of Speculite, or the Company's inability to secure an alternative manufacturer, if required, would limit the Company's ability to market the PPS screening test and would have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

RELIANCE ON MARKETING AND DISTRIBUTION PARTNERS

  The Company has no sales force of its own and relies exclusively on its domestic and foreign distribution partners for the marketing of PPS and its other products. The Company's principal domestic distributor of PPS is P&U, with whom it has entered into a distribution and marketing agreement which gives P&U exclusive rights to distribute PPS in most areas of the United States. The Company also has entered into exclusive distribution agreements with certain foreign distribution partners including Bracco S.p.A. in Italy. Although the Company is currently endeavoring to establish a network of distribution and marketing partners to sell PPS internationally, to date the Company has had only limited foreign sales in a limited number of countries. The Company's inability to establish a network of distribution and marketing partners who will commit the substantial financial resources and sales personnel necessary to sell its products successfully in the respective markets would have a material adverse effect on the Company's business, financial condition, results of operations and prospects. Moreover, the failure by one or more of the Company's distributors, particularly P&U, to achieve success in marketing PPS would have a similar adverse effect. Although the Company's agreements with its distributors contain minimum purchase requirements for the PPS screening test, these purchase requirements are set at low levels and are not sufficient to ensure the Company's short-term or long-term viability. The Company's distributors have never sold PPS products in any quantity in excess of these minimum purchase requirements, and their failure to do so in the future would have a material adverse effect on the Company's business, financial condition, results of operations and prospects. There can be no assurance that the Company will not continue to be dependent upon a limited number of its distributors. In 1994, P&U accounted for 54 percent of the Company's revenues and Bracco S.p.A. accounted for 16 percent of the Company's revenues. In 1995, Bracco S.p.A. accounted for 45 percent of the Company's revenues and Asian Sourcing Corporation accounted for 38 percent of the Company's revenues.

RISKS RELATED TO NEW PRODUCTS; FUTURE CAPITAL NEEDS

  The long-term success of the Company will not only depend upon the successful establishment and market acceptance of PPS as a new standard of care for primary cervical screening but also upon the further development and successful commercialization of new technologies and additional applications of the Company's proprietary technology. In general, the process of developing technologies and products is time-consuming and costly, and there is no assurance that any technology or product development will be successfully completed, that any necessary regulatory approvals or clearances will be granted by the FDA or other governmental authorities on a timely basis, if at all, or that commercial acceptance will be achieved. Failure by the Company to develop, obtain regulatory approvals or clearances for, or successfully market domestically and internationally, new technologies or new applications of PPS and Speculite technologies could have a material adverse effect on the Company's business, financial condition, results of operations and prospects. See "Business--Product and Technology Applications." In connection with the launch of new products or otherwise, the Company may require additional funding in the future, and the Company may seek to raise additional capital through bank loan facilities, debt or equity offerings, or other sources of funding. The Company recognizes that additional funding may not be available when needed or that funds may not be available on terms acceptable to the Company, either of which would have a material adverse effect on the Company's business, financial condition, results of operation and prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RELIANCE ON PATENTS AND PROPRIETARY TECHNOLOGY

  The Company's success will depend in large part on the Company's and its manufacturers' ability to establish and maintain patent protection for its proprietary technologies, products and processes, preserve its trade secrets and operate without infringing the proprietary rights of other parties. There can be no assurance that any United States or international patents issued or licensed to the Company and its suppliers will not be successfully challenged, invalidated or circumvented or that patent applications to which the Company holds rights will result in the issuance of patents. Although the Company is not currently aware of any claim by third parties that any of the Company's products or technology infringe upon any patents or proprietary rights of such parties, there can be no assurance that the Company will not be subject to such claims in the future. The defense and prosecution of patent claims is costly and time consuming, regardless of whether the outcome is favorable to the Company, and can result in the diversion of substantial financial, management, and other resources away from the Company's main business activities. Additionally, adverse outcomes in any such claims could have a material adverse effect on the Company's business, financial condition, results of operation and prospects.

  Many of the Company's competitors have invested substantial resources in technologies that compete with the Company's technology in the cervical screening market. There can be no assurance that such competitors will not independently develop proprietary products that are substantially equivalent or superior to PPS. Among other things, there is no certainty that other non-toxic formulations of chemical light or other light sources with similar color attributes as the Speculite cannot be developed by other entities, although the Company is unaware of any other non-toxic chemical or other light source currently under development that could effectively perform Speculoscopy. Similarly, there can be no assurance that other parties will not be issued patents which will prevent, limit or interfere with one or more of the Company's products, or will require licensing and the payment of significant fees or royalties by the Company to such third parties in order to enable the Company to conduct its business. Any of these occurrences could have a material adverse effect on the Company's business, financial condition, results of operation and prospects.

  The Company's success also depends upon the skill, knowledge, and experience of its scientific and technical personnel. To help protect its rights, the Company requires that all employees and consultants enter into confidentiality agreements that prohibit the disclosure of confidential information to anyone outside the Company and require developments and inventions be assigned to the Company by the employee or consultant. There can be no assurance, however, that such confidentiality agreements will provide adequate protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Any disclosure of such information could have a material adverse effect on the Company's business, financial condition, results of operation and prospects. See "Business-- Patents and Proprietary Rights."

GOVERNMENTAL REGULATION

  The products marketed and manufactured by the Company are medical devices regulated by the federal Food and Drug Administration ("FDA") pursuant to the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder. These products are subject to extensive regulation by the FDA and, in some instances, by foreign and state governments. The FDA regulates clinical testing, manufacture, labeling, sale, distribution and promotion of all medical devices. Manufacturers must obtain market clearance to introduce products through either the Section 510(k) premarket notification process or the lengthier premarket approval ("PMA") application process. The Speculite and other medical devices manufactured or distributed by the Company or its contract manufacturers, pursuant to FDA clearances, will be subject to continuing regulation by the FDA. In December 1994, just prior to the scheduled commencement of a major PPS marketing campaign by P&U, the Company received a letter from the FDA warning against the use of certain marketing claims being made for Speculoscopy and PPS. The Company suspended active marketing of the product and in June 1995, submitted a Section 510(k) application for the clearance of new claims. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview." In December 1995, the Company received FDA clearance to market Speculite under the claim that PPS is more accurate than the Pap smear alone at detecting cervical abnormalities. As a result of new studies, the Company is currently preparing a new submission to the FDA seeking clearance for a stronger series of claims regarding the PPS screening test. In addition, the Company intends to file a PMA seeking FDA clearance for claims that Speculoscopy is able to detect cancer. There is no guarantee that the Company will be granted additional claims through the Section 510(k) premarket notification process or PMA process. Neither past nor future FDA clearance will preclude any third-party from asserting a claim against the Company contending that the Company's claims cannot be substantiated. See "--Risks of Liability." FDA rules permit the FDA to revoke or limit prior clearances for safety or performance reasons. The Company has not applied for or received FDA clearances for any products other than Speculite and PPS, and no assurances can be given that it will receive further FDA clearances with respect to its marketing of PPS or for any other application of Speculite or other products. See "Business--Governmental Regulation."

  The Company's facilities, and those of its contract manufacturers, may be subject to periodic inspections for compliance with the FDA's Good Manufacturing Practices ("GMP") and other regulatory requirements by federal and state agencies, including the California State Department of Health Services ("CDHS"), Food and Drug Branch. Should the Company or its contract manufacturers, subcontractors or suppliers be found in noncompliance with applicable requirements, including GMP, it could result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing clearances and criminal prosecution. Should the Company modify or change a product in any manner, including the use of a different facility to manufacture or process such product, or a change in design, packaging, labeling or advertising, it may be required to submit additional Section 510(k) notices and obtain further FDA clearances. There can be no assurance that approval of any subsequent Section 510(k) notices will be obtained in a timely manner, if at all. The FDA also has the authority to require the Company to repair, replace, recall, or refund the cost of any device manufactured or distributed by the Company. Failure or delay in attaining or maintaining FDA, CDHS or other regulatory approvals, or non-compliance with regulatory requirements, could have a material adverse effect on the Company's business, financial condition, result of operations and prospects.

  The Company will also be required to obtain international regulatory approvals, and to comply with United States export laws, in order to distribute its products outside the United States. The approval process differs substantially between countries and may be longer or shorter in duration and may have significantly different requirements from those applicable to the approval process in the United States. In order to commercially distribute medical devices in many European countries, the Company must adhere to certain quality assurance standards and obtain certain clearances. The Company has not yet obtained these clearances and there can be no assurance that such clearances can be obtained on a timely basis, if at all. Although not all countries currently regulate the distribution of medical devices, there can be no assurance that such countries will not develop stringent regulatory standards. In some countries, the Company may be subject to significant expense and licensing requirements for its products. Generally, the extent and complexity of the regulation of medical products is increasing worldwide, with regulation in some countries already nearly as exhaustive as that in the United States. The Company anticipates that this trend will continue and that the cost and time required to obtain approval to market in any given country will increase, with no assurance that such approval will be obtainable. The Company's distributors and marketing partners generally will be responsible for obtaining regulatory approvals and establishing reimbursement from third-party payors in their respective territories. To date, only limited foreign regulatory approvals for PPS have been obtained. See "Business--International Distribution and Marketing." Failure to obtain the necessary international regulatory approvals or applicable certifications, or the imposition of substantial associated costs, could have a material adverse effect on the Company's business, financial condition, results of operations and prospects. See "Business--Government Regulation."

COMPETITION

  The medical diagnostic and biotechnology industries are subject to intense competition, innovation and technological change. Companies that compete to develop and sell medical devices in the United States and abroad are numerous and include, among others, diagnostic, health care, pharmaceutical and biotechnology companies. The market for adjunctive primary cervical screening tests is growing in the United States and internationally. Over the past few years, a number of publicly held and private companies have entered the Pap smear improvement market with medical devices, and some of these companies, as well as potential new entrants into this market, have substantially greater financial, management and technical resources than the Company. Additionally, many of these companies have substantially greater experience in research and development, regulatory matters, manufacturing and marketing. While no adjunctive test has become a "standard of care," several technologies have emerged that may compete in this field, and others may emerge in the future. Such technologies include DNA testing for the presence of the human papilloma virus ("HPV") which has been linked to cervical disease, visual and photographic tests using projected rather than internal light, and other tests which are still in the development stage. In addition, computerized slide-reading technologies which improve the effectiveness of laboratory analysis of Pap smear samples have recently reached the marketplace. To date, the Company knows of no technology other than PPS that has received FDA clearance to be marketed as being more sensitive than the Pap smear alone in detecting cervical abnormalities. The Company believes its product can be differentiated from other adjunctive screening products currently available by its low cost, immediate results and proven effectiveness. However, there can be no assurance that the Company's present or future competitors will not succeed in developing or marketing procedures that are more effective or commercially attractive. Should a competitive product or procedure be developed that renders the Company's technology and products obsolete, or that otherwise successfully competes with PPS for limited health-care expenditures, it would have a material adverse effect on the Company's business, financial condition, results of operation and prospects. See "Business--Competition."

RISKS INHERENT IN INTERNATIONAL TRANSACTIONS

  The Company plans to market the PPS screening test and its supporting products to domestic and international customers. Any international sales and operations may be limited or disrupted at any time by the imposition of government controls or difficulties in obtaining any necessary licenses or permits, and may be adversely affected by fluctuations in currency exchange rates or increases in tariffs. In addition, the profit margins from international sales generally are lower than those obtainable from domestic sales due to cost controls imposed by foreign governments and other third-party payors. There can be no assurance that the Company will be able to successfully commercialize its PPS screening test or any future products in any foreign market. In addition, the laws of some countries will not protect the Company's proprietary rights to the same extent as the laws of the United States.

RISKS OF LIABILITY

  The development, manufacture and sale of medical products entails the risk of exposing the Company to considerable liability. A recent United States Supreme Court decision held that, despite a company's compliance with FDA regulations, it still may not be shielded from common-law negligent design claims or manufacturing and labeling claims based on state rules. The Company currently maintains product liability insurance, with limits of $5 million per occurrence and $5 million in the aggregate. There can be no assurance that such coverage limits will be adequate to protect the Company from any liabilities it might incur. Product liability insurance is expensive and there can be no assurance that the Company will be able to continue to obtain and maintain insurance at acceptable rates, if at all. Potential losses from any possible future liability claims, and the effect any product liability litigation may have upon the reputation and marketability of the Company's technology and products, together with diversion of the attention of the Company's key personnel, could have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

DEPENDENCE ON KEY PERSONNEL

  The Company is dependent to a significant extent upon the contributions, experience and expertise of a few key management and technical personnel. The loss of the services of such personnel could have a material adverse effect on the Company's business, financial condition, results of operations and prospects. The Company does not have key-man life insurance policies on any of its personnel. In addition to its existing management, the Company's success will depend upon its ability to attract and retain additional highly qualified management and technical personnel. The Company faces competition for qualified personnel, and there can be no assurance that the Company will be able to attract and retain such personnel. See "Management--Executive Officers and Directors."

BROAD DISCRETION OF MANAGEMENT TO ALLOCATE OFFERING PROCEEDS

  The Company anticipates that the proceeds of the Offering will be used for advertising, research and development, working capital and general corporate purposes. The Company is not currently able to estimate precisely the allocation of the proceeds among such uses, and the timing and amount of expenditures will vary depending upon numerous factors. The Company's management will have broad discretion to allocate the proceeds of the Offering and to determine the timing of expenditures and there can be no assurance that the proceeds can or will be invested to yield a significant return to the Company. See "Use of Proceeds."

CONTROL BY DIRECTORS AND EXECUTIVE OFFICERS

  The Company's directors and executive officers will, in the aggregate, beneficially own approximately % of the Company's outstanding Common Stock following the completion of the Offering (approximately % if the Underwriter's over-allotment option is exercised in full). These stockholders, if acting together, would be able to control substantially all matters requiring approval by the stockholders of the Company, including the election of directors and the approval of mergers or other business combination transactions. Such concentration of ownership could discourage or prevent a change in control of the Company. See "Principal and Selling Stockholders."

EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS; ANTI-TAKEOVER CONSIDERATIONS

  Certain provisions of the Company's Restated Certificate of Incorporation and Bylaws, and of Delaware law, may have the effect of making it more difficult for a third-party to acquire, or of discouraging a third-party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. The Company's Restated Certificate of Incorporation allows the Company to issue Preferred Stock without any vote or further action by the stockholders, provides for a classified board of directors, eliminates the right of stockholders to call special meetings of stockholders or to act by written consent without a meeting, eliminates cumulative voting in the election of directors, and requires the holders of at least 66 2/3% of outstanding voting shares to approve certain charter or by-law amendments. Moreover, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. These provisions of the Company's charter documents and of Delaware law may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company. See "Management" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

  There will be     shares of Common Stock outstanding immediately following
consummation of the Offering (    shares if the Underwriters' over-allotment
option is exercised in full). The     shares of Common Stock offered hereby
(plus an additional     shares if the Underwriters' over-allotment option is
exercised in full) will be fully tradable without restriction or registration under the Securities Act by persons other than "affiliates" (as defined in the
Securities Act) of the Company. The remaining     shares of Common Stock will
be "restricted securities" as defined in the Securities Act and may be sold only pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rule 144 thereunder. Upon completion of the Offering, the Company will file an S-8 Registration Statement to register up
to     shares of Common Stock reserved for issuance pursuant to stock incentive plans of the Company. Certain holders of Common Stock and all directors and executive officers have agreed with the Underwriters (as defined below) not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of their shares of Common Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. See "Shares Eligible for Future Sale."

  Upon expiration of the 180-day lock-up period,     shares of Common Stock
will become eligible for sale in the public market pursuant to Rule 701 under
the Securities Act and an additional     shares will become eligible for
immediate public resale, subject to volume limitations and the other provisions of Rule 144.

  Sales of the Company's Common Stock (including shares issued upon the exercise of outstanding options) in the public market after the Offering could materially adversely affect the market price of the Common Stock. Such sales also might negatively affect the Company's ability to sell equity securities in the future at a time and price that the Company deems appropriate.

NO PRIOR PUBLIC TRADING MARKET FOR COMMON STOCK; DILUTION

  Prior to the Offering there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or, if one does develop, that it will be maintained. The initial public offering price, which will be established by negotiations between the Company and the Underwriters, may not be indicative of prices that will prevail in the trading market. In addition, the initial public offering price of the Company's Common Stock is substantially higher than the net tangible book value per share of Common Stock. Investors purchasing shares of Common Stock in the Offering will incur immediate and substantial dilution in the net tangible book value of the Common Stock of $ per share. To the extent that currently outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution. See "Underwriting" and "Dilution."

POTENTIAL VOLATILITY OF STOCK PRICE

  The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In addition, the market price of the shares of Common Stock is likely to be highly volatile. Factors such as market acceptance of the Company's products, fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, FDA and international regulatory actions, actions with respect to reimbursement matters, developments with respect to patents or proprietary rights, public concern as to the safety of products developed by the Company or others, changes in health care policy in the United States and internationally, failure of the Company's results of operations to be consistent with the expectations of public market analysts and investors, issuances of changes in stock market analysts' recommendations and general market conditions may have a significant effect on the market price of the Common Stock. There can be no assurance that the Company's future operating results will not be below the expectations of public market analysts and investors in some future quarter, which would have a material adverse effect on the price of the Company's Common Stock. See "Underwriting."

ABSENCE OF DIVIDENDS

  The Company has not paid any dividends on the Common Stock and does not anticipate paying any dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the     shares offered by
the Company hereby are estimated to be approximately $36.4 million (or
approximately $   million if the Underwriters' over-allotment option is
exercised in full), after deducting the estimated underwriting discounts and commissions and offering expenses. The Company intends to use approximately $10 million of the net proceeds for funding an advertising, public relations and women's health advocacy program for the PPS domestic marketing campaign, and additional amounts to fund increased personnel in marketing and administration, research and development for in-process products, leasehold improvements and capital expenditures associated with the expansion of staff and office space, working capital requirements and other general corporate purposes. The exact amount and timing of these expenditures will depend on numerous factors, including the progress and cost of the Company's product development programs and the rate of market acceptance of the Company's products.

  Pending the above uses, the net proceeds of the Offering will be invested in investment-grade, interest bearing securities.

                                DIVIDEND POLICY

  The Company has not declared or paid dividends on its Common Stock. The declaration and payment of dividends by the Company are subject to the discretion of the Board of Directors. It is the current policy of the Company to retain earnings, if any, to finance the operations and expansion of the Company's business. Any determination as to the payment of dividends in the future will depend upon, among other things, general business conditions, the Company's earnings, financial condition, capital needs and other factors deemed pertinent by the Company's Board of Directors, including the limitations, if any, on the payment of dividends under state law. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the cash and cash equivalents, short-term debt and consolidated capitalization of the Company at March 31, 1996 and as adjusted to reflect the sale of the shares of Common Stock in the Offering
(assuming an offering price of $    per share), and the receipt of the
estimated net proceeds therefrom. For a description of the intended use of these proceeds, see "Use of Proceeds." This table should be read in conjunction with the Company's consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                                       AS OF MARCH 31, 1996
                                                      ------------------------
                                                        ACTUAL     AS ADJUSTED
Cash and cash equivalents............................ $ 1,363,628  $37,643,628
                                                      ===========  ===========
Short-term indebtedness.............................. $   120,000  $       --
                                                      ===========  ===========
Stockholders' equity:
  Preferred Stock, par value $.01 per share; 10,000
   shares authorized; 1,699.80 shares issued and
   outstanding (actual) and no shares issued and
   outstanding (as adjusted)(1)......................     849,876          --
  Common Stock, par value $.01 per share; 100,000
   shares authorized;    shares issued and
   outstanding (actual) and     shares issued and
   outstanding (as adjusted)(1)(2)...................         747        [    ]
  Additional paid-in capital.........................   4,405,851        [    ]
  Accumulated deficit................................  (3,984,714)  (3,984,714)
                                                      -----------  -----------
    Total stockholders' equity.......................   1,271,760   37,671,760
                                                      -----------  -----------
Total capitalization................................. $ 1,271,760  $37,671,760
                                                      ===========  ===========

- ---------------------
(1) As adjusted amounts give effect to the automatic conversion of all outstanding shares of Series A Convertible Preferred Stock into 3,399.6 shares of Common Stock at the effective date of the Offering, and (ii) the issuance of up to 149.9 additional shares of Common Stock to an existing stockholder of the Company pursuant to anti-dilution rights that are held by such stockholder and that will be triggered by the preferred stock conversion.
(2) Excludes (i) up to 8,000 shares of Common Stock issuable on or prior to September 9, 1996 in connection with the exercise of the Warrants, and
    (ii) up to 1,793 shares of Common Stock issuable upon the exercise of outstanding options held by a director and a former director.

                                   DILUTION

  After giving effect to the sale by the Company of the shares offered hereby and the application of the net proceeds therefrom, the pro forma net tangible book value of the Company at March 31, 1996 after such adjustment would have
been $    or $    per share of Common Stock. This represents an immediate
increase in net tangible book value per share of $    to the existing
stockholders and an immediate dilution in net tangible book value of $    per
share to new investors at the initial public offering price. Net tangible book value per share represents the amount of total tangible assets of the Company less total liabilities, divided by the number of shares of Common Stock outstanding on a fully diluted basis. The following illustrates this dilution per share:

   Assumed initial public offering price per share......................      $
     Net tangible book value per share before the Offering.............. $
     Increase per share attributable to new investors...................
   Pro forma net tangible book value per share after the Offering.......
   Dilution per share to new investors..................................      $

  The following table summarizes, as of March 31, 1996, the relative investments of the current stockholders and new investors, on a fully diluted basis, and giving pro forma effect to the sale by the Company of the shares offered hereby to new investors in the Offering:

                            SHARES PURCHASED TOTAL CONSIDERATION
                            ---------------- ----------------------  AVERAGE PRICE
                             NUMBER  PERCENT  NUMBER      PERCENT      PER SHARE
   Current stockholders.... 88,128.9
   New investors...........
     Total.................

  For purposes of the foregoing tables, the number of shares of Common Stock outstanding have been calculated on a fully diluted basis, after giving effect to (i) the automatic conversion of all outstanding shares of Series A Convertible Preferred Stock into 3,399.6 shares of Common Stock at the effective date of the Offering, (ii) the issuance of up to 149.9 additional shares of Common Stock to an existing stockholder of the Company pursuant to anti-dilution rights that are held by such stockholder and that will be triggered by the preferred stock conversion, (iii) the issuance of up to 8,000 shares of Common Stock on or prior to September 9, 1996 in connection with the exercise of the Warrants, and (iv) the issuance of up to 1,793 shares of Common Stock upon the exercise of outstanding options held by a director and a former director. See "Description of Capital Stock."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The selected consolidated financial information set forth below as of December 31, 1994 and 1995 and for the three years ended December 31, 1993, 1994 and 1995 is derived from the Company's consolidated financial statements audited by Arthur Andersen LLP, independent public accountants, included elsewhere in this Prospectus. The selected consolidated financial information set forth below as of December 31, 1991, 1992 and 1993 and March 31, 1996 and for the years ended December 31, 1991 and 1992 and the three months ended March 31, 1995 and 1996 is derived from the Company's unaudited consolidated financial statements. The unaudited consolidated financial statements from which such selected financial information is derived include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the Company's financial position and results of operations as of such dates and for such periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for future periods, including the entire year ending December 31, 1996. The selected financial information presented below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                                                                     THREE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                          MARCH 31,
                          ---------------------------------------------------------  --------------------
                            1991       1992        1993        1994        1995        1995       1996
STATEMENT OF OPERATIONS
DATA:
 Revenues, net..........  $  88,417  $ 593,757  $1,305,014  $2,544,983  $   628,748  $  53,843  $  38,799
 Cost of goods sold.....     38,812    352,635     325,702     697,263      295,632     22,707     28,457
                          ---------  ---------  ----------  ----------  -----------  ---------  ---------
 Gross profit...........     49,605    241,122     979,312   1,847,720      333,116     31,136     10,342
 Selling expenses.......    161,027    243,465     242,478     471,695      183,778     69,013    151,771
 General and administra-
  tive expenses.........    593,759    474,119     663,790     717,559      786,263    270,979    202,517
 Research and develop-
  ment expenses.........        --         --      123,687     184,542      435,733    114,293     75,443
                          ---------  ---------  ----------  ----------  -----------  ---------  ---------
 Operating income
  (loss)................   (705,181)  (476,462)    (50,643)    473,924   (1,072,658)  (423,149)  (419,389)
 Other income (expense).   (205,094)  (170,506)   (200,743)    (41,665)      64,690    (13,025)    18,496
                          ---------  ---------  ----------  ----------  -----------  ---------  ---------
 Income (loss) before
  income taxes..........   (910,275)  (646,968)   (251,386)    432,259   (1,007,968)  (436,174)  (400,893)
 Provision for income
  taxes.................      2,517        800         800         800          800        --         --
                          ---------  ---------  ----------  ----------  -----------  ---------  ---------
 Net income (loss)......  $(912,792) $(647,768) $ (252,186) $  431,459  $(1,008,768) $(436,174) $(400,893)
                          =========  =========  ==========  ==========  ===========  =========  =========
 Net income (loss) per
  share.................  $  (15.89) $  (10.84) $    (3.53) $     5.46  $    (11.70) $   (5.06) $   (4.65)
                          =========  =========  ==========  ==========  ===========  =========  =========
 Weighted average number
  of common shares
  outstanding...........   57,459.2   59,766.7    71,475.0    79,057.6     86,184.3   86,184.3   86,184.3

                                            AS OF DECEMBER 31,                       AS OF MARCH 31,
                         ----------------------------------------------------------- ---------------
                            1991         1992         1993        1994       1995         1996
BALANCE SHEET DATA:
 Working capital........ $   889,519  $(2,031,427) $ (164,892) $  353,225 $1,566,764   $1,202,254
 Total assets...........   1,418,637      747,565     919,823   2,042,727  2,485,813    1,745,522
 Total liabilities......   3,216,519    2,761,521   1,055,498   1,646,376    855,720      473,762
 Long term debt, net of
  current portion.......   2,318,768       18,476       6,915         --         --           --
 Stockholders' equity
  (deficit) ............  (1,797,882)  (2,013,956)   (135,675)    396,351  1,630,093    1,271,760

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company has focused on the development, marketing, and sale of medical technologies utilizing the application of chemical light. The Company's first product is Speculoscopy, a visual examination for the screening of cervical disease. To date, nearly all of the Company's revenues have been derived from the sale of products or licensing fees associated with the Speculoscopy examination. In December 1995, the Company received FDA clearance to market PPS (the screening test which combines Speculoscopy with the standard Pap smear) on the basis that it is more sensitive in detecting cervical abnormalities than the Pap smear alone.

  The Company's predecessor, Trylon Associates, Ltd., which was founded in 1984, operated under a joint development agreement with American Cyanamid Company for the purpose of developing a medically useful chemiluminescent light source. In April 1985, Trylon Associates, Ltd. received FDA clearance for marketing Speculite. The Company commenced marketing of its first product, Amber Speculite, in 1988. Although the Company has derived limited revenues from the sale of Amber Speculite, virtually all of the Company's activities from 1988 until 1992 were directed at the development of Speculoscopy. The Company has developed and funded research studies in the United States and abroad, and has developed collateral materials such as sales brochures, manuals and continuing medical education programs to train health care practitioners to perform the Speculoscopy examination. From 1992 to 1994, the Company engaged in limited distribution of the PPS screening test while conducting further research with clinical laboratory groups.

  In 1994, the Company entered into an exclusive distribution and marketing agreement for the sale of PPS products with what was then The Upjohn Company ("Upjohn") and is now Pharmacia & Upjohn, Inc. ("P&U"). Following a limited sales force launch in October 1994, the PPS screening test was scheduled for broader market introduction when the Company received the FDA's letter in December 1994 warning against the use of certain marketing claims being made for Speculoscopy and PPS. The Company, with the concurrence of Upjohn, decided to discontinue active marketing of the product while it responded to the FDA letter. In June 1995, the Company submitted a Section 510(k) application for the clearance of new claims and marketing of Speculoscopy as a Class II device. See "Governmental Regulation." The Company's revenues in 1995 and the first half of 1996 were negatively affected by the delay of planned marketing activities. In December 1995 the FDA cleared the Company's marketing claims for Speculoscopy and PPS. The Company and P&U have scheduled a major domestic marketing campaign for PPS commencing in late 1996. In addition, the Company has commenced marketing PPS through other pharmaceutical and medical supply companies in certain foreign markets. See "Business--Market and Business Strategy."

  Since its inception in 1987, the Company has sustained significant losses, with an accumulated deficit of $4.0 million as of March 31, 1996. These losses have arisen principally from expenses associated with the Company's development of Speculoscopy and the PPS screening test and the expenses of clinical studies. The Company expects that such operating losses will continue in the immediate future due to significant marketing and advertising expenditures, hiring of additional employees and other expenses anticipated in connection with the Company's growth. Furthermore, the Company intends to increase its research and development expenditures on chemical light diagnostic technologies, support materials and other medical technologies. There can be no assurance that the revenues generated from either PPS sales or the sales of other products will be substantial or consistent in the future, given the fact that the Company has no long-term sales history. The Company anticipates that its operating results may fluctuate significantly from quarter to quarter in the future, and that this fluctuation will depend on a number of factors, many of which are outside the Company's control. These factors include the willingness of distributors to stock inventories, manufacturing lead time, timing of orders and growth of market penetration. For a description of other factors which may affect the Company's earnings, see "Risk Factors--Limited Operating Experience; Historical and Anticipated Future Losses."

  The Company's PPS-related revenues derive principally from the sale to the Company's distributors, including P&U domestically and the Company's foreign distributors, of PPS materials, the components of which are purchased from the Company's third-party suppliers. The principal component of PPS sales is the Speculite light source, which is manufactured domestically by Omniglow under a long-term supply agreement which gives the Company the exclusive right to sell Speculite for use in specified medical applications. Under the current supply agreement, the price charged by Omniglow to the Company for supplying Speculite is not fixed, and the Company's only protection from potential increases in the price charged by Omniglow for supplying Speculite is a six month advance notice requirement. Omniglow owns patent rights with respect to Speculite, while the Company owns patents on the Speculoscopy procedure. The Company believes that its procedure patents prevent others from marketing cervical screening tests similar to PPS using chemical light having the color attributes of Blue-White Speculite. However, the Company does not generally derive licensing revenues from its Speculoscopy patents beyond the revenues it receives for the sale to distributors of PPS products. See "Business--Market and Business Strategy," "--Patents and Proprietary Rights" and "--Manufacturing."

RESULTS OF OPERATIONS

 THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31,
1995

  Net revenues decreased 27.9% to $38,799 for the three months ended March 31, 1996 from $53,843 for the same period in 1995. This decrease was primarily attributable to the continuing effects of the Company's suspension of domestic marketing of PPS in 1995. Although unit sales increased in 1996, total dollar sales declined due to a large discounted sale to a foreign distributor, Asian Sourcing Corporation. Foreign sales accounted for 90.7% of revenues during this period in 1996, compared to 70.7% of revenues during the same period in 1995.

  Cost of goods sold increased 25.3% to $28,457 for the three months ended March 31, 1996 from $22,707 for the same period in 1995. The increase in cost of goods sold resulted primarily from increased unit sales in 1996. Gross profit decreased 66.8% to $10,342 for the three months ended March 31, 1996 from $31,136 for the same period in 1995, with a reduction in gross profit margin to 26.7% from 57.8%. Gross profit on PPS sales alone (both domestic and foreign) averaged $0.33 per unit for the three months ended March 31, 1996, compared to $1.48 per unit for the same period in 1995. The decrease in gross profit margin was a result of the large discounted foreign sale made in 1996.

  Total operating expenses decreased 5.4% to $429,731 for the three months ended March 31, 1996 from $454,285 for the same period in 1995. The decrease in operating expenses resulted primarily from the non-recurrence of significant compensation expense in connection with incentive stock awards in the three months ended March 31, 1995, partially offset by an increase in selling expenses related to domestic and international marketing efforts.

 YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Net revenues decreased 75.3% to $628,748 in 1995 from $2,544,983 in 1994.
This decrease resulted primarily from the Company's decision to suspend temporarily the domestic marketing of PPS after receiving the FDA letter in December 1994. See "Risk Factors--Governmental Regulation." Domestic sales accounted for only 13.4% of net revenues in 1995, compared to 79.6% of net revenues in 1994. The majority of revenues generated in 1995 were derived from two foreign distributors of PPS materials, Bracco S.p.A. and Asian Sourcing Corporation. See "Business--International Distribution and Marketing."

  Cost of goods sold decreased 57.6% to $295,632 in 1995 from $697,263 in 1994 and primarily represented amounts paid to Omniglow for the manufacture of Speculite under the Company's supply agreement. See "Business--Manufacturing." The decrease in cost of goods sold resulted primarily from the suspension of domestic marketing of PPS. Gross profit decreased 82.0% to $333,116 in 1995 from $1,847,720 in 1994, with a reduction in gross profit margin to 53.0% in 1995 from 72.6% in 1994. Gross profit on PPS sales alone (both domestic and foreign) averaged $0.94 per unit in 1995, compared to $2.16 per unit in 1994. The decrease in gross profit margin was a result of the inefficiencies of manufacturing smaller quantities of PPS materials and the increased contribution of foreign PPS sales, which have a lower gross profit margin due to price constraints.

  Total operating expenses increased 2.3% to $1,405,774 in 1995 from $1,373,796 in 1994. The increase in operating expenses resulted primarily from an increase in research and development costs related to the initiation of new clinical study protocols related to PPS. In addition, the Company realized nonrecurring legal and other professional expenses of $97,679 related to
(i) discussions with Omniglow regarding the Company's proposal to acquire the manufacturing rights for Speculite products and (ii) fees and costs resulting from the Company's response to the FDA letter it received in December 1994. The increase in research and development expenses and general and administrative expenses was partially offset by a decline in selling expenses due to the delayed launch of the PPS marketing campaign.

 YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  Net revenues increased 95.0% to $2,544,983 in 1994 from $1,305,014 in 1993.
This increase resulted from (i) an increase in sales of domestic PPS products to Upjohn at the initiation of their distribution agreement and their PPS launch in the third and fourth quarters of 1994, (ii) an increase in foreign sales primarily to a single distributor and (iii) the receipt in 1994 of $250,000 in fees associated with the Company's joint venture with Omniglow in Asia and an additional $250,000 in fees associated with an amendment to the Upjohn distribution and marketing agreement. Foreign sales accounted for 20.4% of net revenues in 1994, compared to 1.2% of net revenues in 1993. Substantially all domestic sales during 1994 and 1993 were to Upjohn and MetWest, Inc., respectively.

  Cost of goods sold increased 114.1% to $697,263 in 1994 from $325,702 in 1993 and primarily represented amounts paid to Omniglow for the manufacture of Speculite under the Company's supply agreement. The increase in cost of goods sold resulted from increased sales volumes. Gross profit increased 88.7% to $1,847,720 in 1994 from $979,312 in 1993, with a decrease in gross profit margin to 72.6% in 1994 from 75% in 1993. The decrease in gross profit margin was a result of the increased contribution of foreign PPS sales which have a lower gross margin due to price constraints, partially offset by the margin-enhancing effect of licensing fees that contributed $500,000 to net revenues in 1994. Gross profit on PPS sales alone (both domestic and foreign) averaged $2.16 per unit in 1994, compared to $4.20 per unit in 1993.

  Total operating expenses increased 33.4% to $1,373,796 in 1994 from $1,029,955 in 1993. This increase resulted from an increase in selling expenses to support the increased sales of PPS during 1994. These selling expenses included an increase in personnel and the commencement of public relations and advertising efforts for the anticipated launch of PPS which was later postponed.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, the Company's expenses have exceeded its revenues, resulting in an accumulated deficit of $4.0 million at March 31, 1996. In addition to its product sales, which have totalled approximately $5.2 million since inception, the Company has funded its operations through the private placement of debt and equity securities aggregating approximately $4.0 million.

  At December 31, 1995, the Company had cash and cash equivalents of $1,221,619. Cash and cash equivalents increased from $678,851 at December 31, 1994, primarily due to the issuance in 1995 of shares of Common Stock and Warrants, for aggregate net proceeds of $1,664,215 to the Company. During 1994 and 1993, the Company did not recognize any cash infusions from investment activities. During 1995, net cash used in operations was $1,268,545, and during 1993, net cash used in operations was $252,806. In 1994, the Company had $1,018,108 of net cash provided by operating activities, which resulted from an increase in accounts payable of $499,442 in the fourth quarter of 1994, coupled with net income of $431,459 for 1994. The increase in cash used in operations during 1995 resulted from the Company's decision to suspend active marketing of PPS following the FDA letter received in December 1994, as well as an increase in research and development costs related to the FDA response and additional product development.

  The Company had $512,129 of net cash provided from investing activities in 1995, largely as a result of its withdrawal of funds from a government security. The Company used $521,359 of cash for investment purposes in 1994, consisting primarily of the initial investment in the government security mentioned above. The Company used a total of $100,758 in investment activities in 1993, consisting primarily of cash placed in a restricted cash account.

  The Company had no long-term indebtedness outstanding or term loan facilities in place at December 31, 1995. During 1995, the Company exchanged $466,935 (in principal amount plus accrued interest) of its outstanding convertible subordinated debentures for Common Stock, and retired $365,031 by repayment. The Company had a $120,000 bank line of credit outstanding as of December 31, 1994 and 1995, which matures on November 15, 1996. The Company also had a $50,000 stand-by letter of credit from the same bank relating to its long-term supply agreement with Omniglow. These lines of credit have been guaranteed by Drs. Martin and Stewart Lonky, neither of whom has received any compensation or consideration for furnishing such guarantee.

  The Company has not significantly invested in capital equipment, nor has the Company had any significant expenses related to leasehold improvements, over the last three years. The Company anticipates a number of future cash commitments that will impact its liquidity. These commitments include the commencement of an advertising, public relations and women's health advocacy program for the PPS domestic marketing campaign, in partnership with P&U, to which the Company is expected to contribute $10 million, an increase in personnel in both marketing and administration, and an accelerated research and development schedule for in-process products. The research and development efforts are expected to include the initiation of new studies, the accelerated development of new products, and support of clinical trials of the Company's Spirabrush Cx sampling device and its Oral Speculoscopy screening program. In addition, the Company anticipates making leasehold improvements and capital expenditures associated with expansion of its staff and office space. The Company anticipates that the net proceeds from the Offering, together with interest from such proceeds, will be sufficient to fund its anticipated operations through at least 1997. However, the Company's future liquidity and capital requirements will depend on numerous factors, including the extent of revenues generated from a successful launch of the PPS screening test by P&U and the extent to which the Company's products generate market demand and thus require additional investment. The Company may require additional funding in the future, and the Company may seek to raise additional capital through bank loan facilities, debt or equity offerings, or other sources of funding. The Company recognizes that additional funding may not be available when needed or that funds may not be available on terms acceptable to the Company, either of which would have a material adverse effect on the Company's business, financial condition, results of operation and prospects.

                                   BUSINESS

OVERVIEW

  The Trylon Corporation ("Trylon" or the "Company") is an innovative medical products company that has pioneered the use of chemical light technology in diagnostic and other medical applications. The Company's first product, PAP PLUS SPECULOSCOPY(R) ("PPS"), combines the Company's patented visual examination, SPECULOSCOPY(TM), with the standard Pap smear, into a simple cervical screening test for women. Speculoscopy, which can be performed by a wide range of health care practitioners at low cost, visually illuminates cervical abnormalities, which may include cancer and precancer, during a routine pelvic examination. Clinical data reviewed by the FDA indicated that PPS was more accurate in detecting cervical abnormalities than the traditional screening test for detecting cervical cancer, the Pap smear. As a result, the Company believes that PPS will allow for the earlier detection and thus the earlier and less expensive treatment of cervical disease.

  The Company's objective is to have PPS become a "standard of care" for primary cervical screening worldwide. Trylon received clearance from the FDA to market PPS in December 1995 and has scheduled major United States and international product launches of PPS during 1996. In the United States, the Company has a long-term distribution agreement with Pharmacia & Upjohn, Inc. ("P&U"), one of the largest pharmaceutical distribution companies in the world. In addition, PPS is being marketed through leading pharmaceutical and medical supply companies in certain European, Asian and North American markets.

  P&U has a strong commitment to the areas of women's health care and cancer treatment and plans to utilize its entire national sales force for the distribution of PPS. In addition, P&U has committed to a national advertising campaign for PPS and has selected PPS for special sales incentives. P&U will be the primary sponsor of the national advertising campaign, although the Company will supplement P&U's efforts by contributing approximately $10 million to the cost of such campaign. The PPS launch, scheduled to commence in the fourth quarter of 1996, will target: (i) over 60,000 health care practitioners through P&U's direct selling efforts and educational programs,
(ii) women and women's advocacy groups, primarily through a direct-to-consumer television and print advertising program and other public relations efforts and (iii) third-party payors, including managed-care organizations.

  In the United States, over 50 million women are screened for cervical cancer annually using a standard Pap smear. Nevertheless, the incidence of cervical cancer has increased in the United States over the last ten years, and the rate of death within the first five years of diagnosis of cervical cancer remains above 30%. The American Cancer Society reported that in 1995 approximately 15,800 new cases of cervical cancer were diagnosed in the United States. Worldwide, cervical cancer is the second most common cancer in women, with approximately 450,000 new cases diagnosed annually. Approximately $5.0 billion is spent annually in the United States administering and evaluating Pap smears.

  The Company believes that PPS will allow health care practitioners to identify women with cervical abnormalities earlier than if they used the Pap smear alone. Earlier diagnosis allows for more cost-effective treatment. At a precancerous stage of disease, costs of treatment typically do not exceed $500, while costs of treating invasive cervical cancer often exceed $60,000. In addition to PPS, the Company has developed and initiated clinical studies of a number of products that apply its proprietary technologies to other medical, surgical and dental uses. These products include Oral Speculoscopy(TM) for the screening of oral cancer and Spirabrush Cx(R) as a cervical sampling device. The Company's goal is to introduce at least one new product each year. The Company is actively developing and seeking to acquire other innovative technologies with medical applications. See "Additional Product and Technology Applications."

PPS TECHNOLOGY

  PPS is a patented gynecologic examination that combines the standard Papanicolaou smear ("Pap smear") with an illuminated visual examination of the cervix, known as Speculoscopy, for the detection of cervical abnormalities, which may include cancer and precancer. PPS can be administered by physicians, nurse practitioners and physician assistants without a significant up-front investment of capital or training time. The Speculoscopy portion of the PPS screening test takes from two to five minutes to perform and provides immediate visual results without the need for laboratory processing.

  While the patient is undergoing a pelvic examination after a Pap smear, the health care practitioner performs a Speculoscopy by swabbing the cervix with a preparatory solution and using the Company's small, disposable chemical light source, known as Speculite, and a low-level magnification instrument to visually examine the cervix. Prior to vaginal insertion, the Speculite is activated by bending the flexible outer plastic capsule, causing an inner vial to break and release the activator. The Speculite is then attached to the speculum to provide the necessary light source for the examination. The chemicals contained in the Speculite light source produce no heat and are non-toxic.

  To interpret the results of Speculoscopy, health care practitioners only have to note the presence of whitened areas, which indicate potential abnormalities as opposed to normal cervical tissue, which appears dark blue or purple. This allows for a quick and simple indication as to whether further investigation or treatment may be required. The potentially diseased areas appear white because of the characteristics of the Speculite light source and the presence of a larger nucleus in many abnormal cells (including cancerous and precancerous cells) which reflects the light instead of absorbing it, as do normal cells. Speculite possesses certain chemical and physical properties not found in normal incandescent light (such as from a lamp or flashlight), allowing Speculite to create a visual contrast not obtainable with other light sources known to the Company.

  The Company anticipates that, upon its nationwide launch in late 1996, the PPS screening test will be available at an incremental cost to the patient or her insurer in the fee-for-service market of $20 to $25 over the cost of a routine gynecological examination (which typically ranges from $75 to $125, including laboratory costs). The equipment required to perform Speculoscopy consists of the disposable Speculite and a lightweight, reusable hand-held monocular optic with a one-time cost to the practitioner of under $100. The Speculite used in the PPS screening test is blue-white in coloration (the "Blue-White Speculite"), and is sold in kits containing all the components necessary to perform both a Pap smear and a Speculoscopy, or in boxes containing the Blue-White Speculite only.

THE PROBLEM OF CERVICAL CANCER AND PRECANCER

 BACKGROUND

  Cervical cancer is the second most common cancer among women worldwide, with approximately 450,000 new cases reported annually. Currently, the accepted method of screening for cervical cancer is the Pap smear. Over 50 million Pap smears are performed annually in the United States by an estimated 205,000 health care practitioners. Worldwide, more than 150 million Pap smears and primary screening evaluations for cervical cancer are performed annually. Surveys indicate that less than one-half of all women who should receive primary screening do so, with the unfulfilled need for screening particularly acute in developing countries.

  The most severe form of cervical cancer is invasive cervical cancer, which is cancer that is no longer isolated to the surface of the cervix and is capable of spreading. Cervical cancer usually develops over a number of years, typically causes no symptoms during early development and is preceded by a curable precancerous stage. In the United States, despite the approximate 50 million Pap smears performed annually, the American Cancer Society ("ACS") reported approximately 15,800 new cases of invasive cervical cancer in 1995, representing eight years of generally continuing increases in new cases reported. The rate of death within the first five years of diagnosis of cervical cancer has remained above 30% in the United States since the ACS began compiling statistical information in the early 1970's. In addition, the ACS has reported a significant increase since 1977 in the incidence of late-stage cervical precancer.

           [Cervical Cancer Incidence/Death Rate Trends--1985-1995]

  Under current medical practice, treating cervical precancer and non-invasive cancer in the United States generally is much less expensive than finding and treating invasive cervical cancer. Costs associated with treating early-stage precancer typically are less than $500 while costs associated with treating invasive cervical cancer often exceed $60,000.

 THE PAP SMEAR AND ITS LIMITATIONS

  The Pap smear, first used in the 1940's by Dr. George Papanicolaou, was intended to be a screening test to identify women with invasive cervical cancer. To perform a Pap smear, the health care practitioner scrapes the surface of the cervix in order to collect cells. The cells are then placed on a slide to be read at a clinical laboratory to determine if cancerous or precancerous cells are present. Positive or ambiguous test results are usually followed up by retesting or biopsy in order to arrive at a definitive diagnosis.

  There are many processing steps where errors in Pap smear interpretation can occur. Significant public attention over the past decade has focused on the performance quality of clinical laboratories in the reading of Pap smears. A high incidence of slide interpretation errors has resulted in misdiagnoses in which women with cervical cancer were not identified. These problems have been addressed in part by legislation such as the Clinical Laboratory Improvement Act of 1988 as well as the development of automated Pap smear readers. In addition to laboratory errors, errors can occur as a result of clinical conditions that reduce the potential number of cells collected and available for diagnosis.

  Despite improvements in the reading of Pap smears, a negative Pap smear cannot assure that a woman is free of cervical cancer or precancer, because at any given time the majority of cervical disease lies below the surface of the cervix and cannot be detected by a Pap smear. As shown in the diagram below, abnormal cells generally come to the surface of the cervix only as cervical disease progresses. As a result, there is a reduced likelihood that precancerous cells will be collected for a Pap smear, and explains why, in clinical studies, the Pap smear has been shown to have low sensitivity in detecting precancer.

                      [Stages of Cervical Cancer Graphic]

  Additionally, many cancerous and precancerous cells are not collected by the Pap smear sampling process because of a barrier created by infection with Human Papilloma Virus ("HPV"). HPV is a sexually-transmitted disease, and in the last two decades, an increasing number of women have become infected with this virus. One of the features of cervical cells infected with HPV is that most of them manufacture keratin, a material which exists on the surface of hair and nails, but not normally on the cervix. As a result of HPV infection, a keratin barrier frequently forms on the surface of the cervix. This barrier can result in the trapping of cells, preventing their collection.

  These biological processes significantly limit the ability of the Pap smear to identify women with cervical disease at an early, treatable stage, notwithstanding the use of automated Pap smear readers or improved laboratory procedures which have been instituted in the past decade. Further improvements in cervical screening will require health care practitioners to be able to detect cancers and precancers below the surface or keratin barrier, as made possible by the use of PPS.

 THE ROLE OF PPS IN EFFECTIVE CERVICAL SCREENING

  Over the past few years, the American College of Obstetrics and Gynecology and other professional organizations have focused the attention of physicians on the need for cost-effective adjunctive tests to be performed at the time of the Pap smear to improve the sensitivity of primary cervical screening. As of today, Speculoscopy is the only adjunct to the Pap smear that has been cleared by the FDA for marketing as part of a primary screening procedure. The Company anticipates filing further applications with the FDA seeking clearance to market PPS as a device that is able to detect cervical cancer.

  To further its objective to establish PPS as a "standard of care" for cervical cancer screening, the Company has conducted multi-center trials of PPS. The studies, which involved over 4,000 women, indicated that PPS was 2.4 times more sensitive than the Pap smear alone in detecting cervical cancer and precancer. The following table compares the percentage of participants with cancer or precancer in such trials who accurately tested "positive" using each of the two screening tests.

                   COMPARISON OF SCREENING TEST SENSITIVITY

                                                       PAP SMEAR
        PATIENTS BY STAGE OF DISEASE                     ALONE   PPS
        ----------------------------                   --------- ----
        Patients with early-stage precancer               33%     88%
        Patients with severe precancer                    73%    100%
        Patients with invasive cancer                    100%    100%
        Total (all patients with cancer or precancer)     37%     89%

  Additional data from such trials showed that less than 1% of all women who tested negative using PPS had any biopsy evidence of cervical cancer or precancer, whereas more than 5% of all women who tested negative using the Pap smear alone had biopsy evidence of cervical cancer or precancer. Based on these findings, the Company believes that a principal advantage of PPS over the Pap smear alone will be its ability to detect cancers and precancers at earlier stages of the disease, allowing for less costly prevention or treatment. The Company's existing FDA clearances permit the marketing of PPS as being more accurate than the Pap smear alone in detecting cervical abnormalities. Although the Company has not yet sought FDA clearance of claims that Speculoscopy can detect cancer, the Company believes that the foregoing data should support such claims. Using PPS, with its greater accuracy than the Pap smear alone, health care practitioners will have more confidence than before that a negative PPS screening test correlates highly with the absence of cervical cancer and precancer.

MARKET AND BUSINESS STRATEGY

 GENERAL

  The Company's marketing objective is to capture a significant portion of the market for primary cervical screening, which includes over 50 million Pap smears performed annually in the United States and more than 150 million performed worldwide, and thereby establish PPS as a "standard of care." The Company intends to tailor the marketing of PPS according to the characteristics of each particular market, while the Company will utilize three key elements in its overall strategy to capture market share and maximize earnings:

  .  leveraging the resources of large pharmaceutical distributors;
  . focusing the advertising and marketing campaigns on target market segments; and
  .  gaining acceptance with payors.

 DISTRIBUTION AND MARKETING IN THE UNITED STATES

  P&U distribution agreement. The Company has signed an agreement with P&U for the marketing and distribution of PPS products in the United States through 1998. The agreement makes P&U the exclusive distributor of PPS in 45 states, and a non-exclusive distributor in the five remaining states. The agreement calls for P&U to market the PPS screening test and related products through its entire national sales force, and for P&U's nationwide distribution system to fulfill orders. In addition, P&U has committed to a national advertising campaign for PPS.

  The Company and P&U have scheduled a major domestic marketing campaign for PPS commencing in late 1996. As part of its 18-month initial promotional campaign, P&U will offer to its sales representatives special incentives for sales of PPS and will offer to purchasers significant trial discounts. Sales efforts over the first six months will be targeted to over 60,000 health care practitioners in 20 major domestic markets, primarily through direct selling efforts and educational programs. In addition, PPS will be marketed directly to women and women's advocacy groups, primarily through a television, radio and print advertising program. P&U will be the primary sponsor of the national advertising campaign, although the Company will supplement P&U's efforts by contributing approximately $10 million to the cost of such campaign. During 1997, P&U intends to expand its marketing efforts nationwide. The domestic marketing campaign for PPS, as currently designed, will rely on marketing claims previously cleared by the FDA and will not require any additional clearances.

  Educating physicians. The Company will employ P&U's large direct account database and distribution expertise to effectively market, sell and distribute PPS to practicing physicians and other health care practitioners. Initially, the Company and P&U will target office-based physicians who perform a large number of Pap smears, have direct accounts with P&U and practice in high-income areas. P&U will send its trained PPS representatives on initial sales calls to the target physicians to introduce PPS, to enroll the physicians in workshops on the screening procedure and to encourage the physicians to be early advocates of PPS. The representatives will use several sales aids to demonstrate the sensitivity of PPS in cervical cancer screening, including demonstration kits, videotapes, and printed articles. The campaign to market to physicians will commence in late 1996.

  Utilizing P&U's entire national sales force, state-of-the-art distribution and delivery system, and relationships with physicians and other health-care practitioners nationwide allows the Company to expedite the market penetration of PPS and shorten the sales process without bearing the cost of an in-house sales force. P&U has successfully utilized its infrastructure and distribution system to introduce a number of new products to the female health-care market, including Depo-Provera(R) 150.

  Informing women of health benefits. The Company will focus its direct-to-consumer advertising campaign on women and advocacy groups for women's health care. P&U has demonstrated, through its successful promotional campaign for Rogaine(R), that an effective way to generate immediate awareness and create substantial demand is to directly market to the consumer. Based upon consumer market research, the Company and P&U have designed the PPS media campaign, utilizing television, radio and print advertising to generate consumer awareness and communicate the benefits of PPS to women. In addition, the Company and its public relations firm have designed specific programs to assist women's health care advocacy groups in capturing for PPS a greater proportion of health care expenditures.

  Proving cost effectiveness to payors. Evidence of the cost effectiveness and improved quality of disease detection will be primary factors in achieving acceptance of PPS by third-party payors, including managed care organizations. The Company and P&U will utilize pharmaceutical economic models that enable payors to assess how PPS will increase both the quality of disease detection and cost-effectiveness of the cervical screening programs they currently use. As a result, the introduction of the PPS screening test in managed care organizations will offer the prospect of better detection of cervical disease coupled with material long-term cost savings over existing cervical screening protocols. In addition, the Company believes that managed care organizations that initiate the PPS screening test will see PPS as offering a potential marketing advantage over competitors by providing a higher level of care to women and increasing patient confidence in the managed care organizations. The Company envisions that managed care organizations will be able to provide a PPS screening program to its members by purchasing, for a single price or for a capitated fee, a PPS screening test which includes materials, training of health care practitioners, educational materials for practitioners and patients and continuing education programs. Pricing incentives will be given to the managed care organizations that signup for the PPS screening program during 1997.

 INTERNATIONAL DISTRIBUTION AND MARKETING

  Acceptance of PPS as a standard of care in international markets will involve many of the same considerations as in the United States, with recognition of the significant variations in health care payment systems between countries, including government-sponsored systems and private insurance. The Company's international strategy will require it to work with each of its foreign distributors to obtain required governmental and third-party approvals, and to provide marketing materials, including continuing medical education programs. In selecting its foreign distributors, the Company has teamed primarily with pharmaceutical companies, but also works with medical supply companies that have expertise and distribution networks already in place. The Company will identify basic marketing needs of its distributors, as well as advertising needs, and will share its research and clinical expertise with its distributors to meet marketing and regulatory requirements. Other than in Asia, the Company's foreign distribution agreements rely on the export of Speculite manufactured by the Company's domestic supplier, Omniglow Corporation ("Omniglow"). See "--Manufacturing."

  Europe. The Company has entered into a five-year exclusive distribution agreement for PPS in Italy with Bracco, S.p.A. ("Bracco"), a pharmaceutical company based in Milan, Italy and an affiliate of Merck & Co., Inc., one of the world's leading pharmaceutical distribution companies. Bracco has invested significantly in studying the effectiveness and market potential of PPS, and has scheduled the commencement of marketing efforts in Italy in October 1996. Such marketing efforts will be targeted primarily to physicians through educational symposia and demonstrations. Due to the influence of physicians in the public health care system in Italy, the Company believes that acceptance of PPS by physicians will be a key to its success in Italy. Moreover, the Company believes that a successful launch in Italy may facilitate access to other markets in Europe. In particular, the Company has targeted Germany and France as potentially attractive markets for PPS, and to a lesser extent England, Spain and Portugal. The Company may seek to access these other European markets through Bracco and its subdistributors or through other distribution partners.

  Canada. In Canada, the Company is completing negotiations to extend an existing exclusive distribution agreement with Pharmascience, Inc. ("Pharmascience"), based in Montreal, Canada for the distribution of PPS products. The Company has been approved for marketing by Canadian regulatory authorities. Pharmascience is familiar with the marketing and distribution plan for the launch of PPS in the United States and has expressed to the Company its desire to follow a similar launch plan. The Company believes it is in a good position to achieve market exposure in Canada due to a recent effort by the Canadian public health care system to locate an effective adjunct to the Pap smear in order to increase the intervals between cervical cancer screening. Pharmascience intends to focus a significant initial selling and advertising effort towards physicians in an effort to capitalize on a national effort to improve upon the existing Pap smear screening test.

  Australia. In Australia, the Company intends to sign an exclusive agreement with Baxter Healthcare Pty. Ltd. ("Baxter"), for the distribution of PPS products in Australia, New Zealand and certain other countries of the South Pacific for a five-year term. PPS has been registered for sale with the Australian regulatory authorities, and Baxter already has commenced sales. Baxter has informed the Company that it intends to conduct further research studies of its own on PPS in order to support its marketing efforts. Baxter's marketing campaign will be aimed at physicians and will include direct selling efforts and advertising in professional journals. The Company will provide Baxter with training assistance in the marketing of PPS.

  Asia. The Company has entered into a fifteen-year exclusive agreement for the distribution of PPS in certain countries in Asia by Asian Sourcing Corporation ("ASC"), a distributing group based in Shanghai. In each of these Asian countries, which include China, Taiwan, the Philippines, Thailand, Singapore, Indonesia, Malaysia and Hong Kong, ASC subcontracts or will subcontract with local medical supply companies or pharmaceutical companies for distribution. Unlike under the Company's other distribution agreements, ASC will not be required to purchase PPS from the Company. Rather, the Company's primary manufacturer, Omniglow, has granted ASC a license to manufacture Speculite locally. In return, ASC has agreed to purchase certain chemicals from the Company, which the Company, in turn, will purchase from Omniglow. ASC will manufacture Speculite at its newly constructed 15,000 square foot facility that can currently produce 15 million units per year. Local manufacturing eliminates import duties and allows significant cost reductions which the Company believes will be essential to the successful marketing of PPS in Asia. Prior to opening its PPS manufacturing facility, ASC purchased from the Company Speculite supplied by Omniglow. Although the Company does not expect to generate significant revenues from the sale to ASC of chemicals to be used in ASC's manufacturing operations, the Company believes that ASC could become a second source of supply of Speculite in the future.

  Other Regions. The Company has entered into additional contracts, relationships and agreements for the distribution of PPS in Greece, Mexico and the Middle East.

  Medically Underserved Populations. The Company is continuing to conduct research internationally aimed at bringing practical cervical screening to medically underserved populations. These populations are found in remote or poor regions with a low medical infrastructure which cannot support a highly technical screening program such as the Pap smear. Even where laboratory based tests such as the Pap smear are feasible, such tests require a waiting period while results are returned, and patients must return to the clinic or be found again to complete diagnostic evaluation and treatment. Because of these inefficiencies, the follow-up rate for the Pap smear in these regions is quite low.

  For these reasons, numerous national and international health organizations, including the World Health Organization ("WHO"), are looking for a cervical cancer screening protocol that does not rely heavily on patient return or recall visits for the completion of treatment. The Company has been asked by WHO to participate in a trial of cervical cancer screening in Myanmar (formerly Burma) to assess the use of Speculoscopy as a screening adjunct. In addition, Speculoscopy alone has been used by the California based Medicine For Humanity group in remote areas of the Philippines for a "one-stop" cervical cancer screening protocol. The procedure of performing a Speculoscopy alone in areas where laboratory infrastructure is either poor or nonexistent has been referred to as a "Speculoscopy See and Treat" protocol. This protocol is undergoing evaluation not only in foreign countries, but in under served and low infrastructure areas in the United States.

PRICING AND REIMBURSEMENT

  The Company anticipates that its distributors will charge health care practitioners and managed care organizations a price for the PPS screening test that will range from $6 to $10 per unit of Speculite. The Company currently anticipates that the price of the PPS screening test charged by the practitioner to the patient in the fee-for-service market in the United States will be approximately $20 to $25 more than the price of a routine gynecological examination (which typically ranges from $75 to $125, including laboratory costs). This amount may be subject to full, partial or no reimbursement, and the level of reimbursement likely will affect PPS's market penetration. Reimbursement for PPS requires approval from each payor individually. Currently, there is no unique procedure code for PPS or Speculoscopy under the Current Procedural Terminology ("CPT") codes published by the American Medical Association. Presently, third-party reimbursement for the PPS screening test requires doctors to submit and substantiate PPS services using existing general procedure codes for patient examinations. However, Speculoscopy added to the Pap smear results in an "upgrade" of the existing examination, and allows the practitioner to bill for a more extensive examination. Since health care practitioners already routinely perform a pelvic examination and a Pap smear on healthy women in yearly examinations, the addition of the Speculoscopy component of the PPS screening test could be billed to the third-party payor as a separate procedure, or the entire PPS screening test could be billed as a higher level of screening service, allowing an increased charge for the entire examination and patient visit. Currently, billing for the Pap smear occurs separately from the examination and is generally rendered by the clinical laboratory providing the Pap smear interpretation. The Company envisions no change in the billing of Pap smears. Because the Company does not anticipate third-party payors will always reimburse the full cost of the PPS screening test, acceptance of PPS in the fee-for-service market will depend in addition on the willingness of the patient to bear some or all of the cost of the test. The Company has incorporated this consideration into the promotional strategy being implemented by P&U and the Company. In addition, some third-party payors may reduce over time the reimbursement offered for the use of PPS because of the potential for less frequent screening.

  Internationally, health care payment systems vary significantly between countries, and include government-sponsored health care payment systems and private insurance. The Company's foreign distributors recently have begun to seek reimbursement approvals in selected foreign markets but have not obtained any reimbursement approvals to date. See "Risk Factors--Dependence on Third-Party Reimbursement."

PRODUCT AND TECHNOLOGY APPLICATIONS

  The Company markets or plans to market several products for use with the PPS procedure, as described below:

 PPS TECHNOLOGY

  The components used in the PPS screening test include the disposable Speculite light source and the lightweight, reusable magnifying lens known as the Speculoscopy optic. Together with the Speculite and Speculoscopy optics, the Company markets educational programs which support the PPS screening test, including the Atlas of Speculoscopy, a photographic illustration of positive and negative Speculoscopy findings for the examiner, and a monograph on cervical disease and diagnostic procedures which includes a practitioner test eligible for continuing medical education credit.

 SAMPLING BRUSH

  The Company has designed and contracted for the manufacture of a new sampling brush used to obtain samples from areas of either the cervix or oral cavity that show white coloration in the Speculoscopy examination. The Company plans to begin clinical testing of this product, Spirabrush Cx, with the goal of obtaining FDA clearance to use it to sample the cervix and oral surfaces. The market for Spirabrush Cx will depend in part on the ability and willingness of clinical laboratories to process the cell samples obtained by the brush.

  In addition, the Company markets or has under development certain non-PPS applications of Speculite and Speculoscopy and related products, as described below:

 AMBER SPECULITE

  In addition to the Blue-White Speculite used in Speculoscopy, the Company has developed the Amber Speculite, designed to emulate a standard incandescent light. The Amber Speculite was introduced to the market in 1990 and was test marketed to physicians for examinations other than the Pap smear, including radiologic procedures, fertility procedures, in-hospital examinations and office procedures. Sales to date have not been significant because the Company has focused its efforts on the development of PPS. The Company plans to increase its marketing and sales efforts for the Amber Speculite to targeted market segments.

 SURGICAL OPTICS

  In 1996, as an outgrowth of Speculoscopy optics, the Company completed the design of low-cost, stereo-optic binocular surgical magnifying loupes. These binocular loupes are designed to be used by surgeons, dentists and veterinarians who use either low-powered or medium-powered magnification to assist in surgical and dental procedures. The Company believes that there are over 44,000 surgeons in the United States who constitute the potential market for surgical loupes. The Company's loupes were introduced in June 1996 at the United States annual meeting of cardiovascular surgeons and will be subject to further development and marketing. The Company's loupes currently sell at less than one-half of the price of equivalent loupes on the market, and the Company believes that its products will be very competitive with those of other surgical magnifying loupe manufacturers.

 ORAL SPECULOSCOPY

  The Company believes that the Speculite might have applications in the field of screening for cancers and precancerous lesions in the oral cavity. As of 1995, according to the American Cancer Society, there were almost twice as many cases of oral cancer in the United States (approximately 28,000) as there were cases of cervical cancer. Currently, palpation (feeling for abnormalities) and direct visualization of larger lesions are the only generally-used means available for screening the oral cavity for tumors. However, preliminary observations have indicated that white lesions evidencing oral cancer or precancer are visible using the Speculite light source and low powered magnification. The Company plans to begin prospective evaluations of a procedure referred to as Oral Speculoscopy, using the Speculite light source, to screen for oral cancer and precancer. The Company believes that, if the data demonstrate that precancerous and cancerous lesions can be visualized using Oral Speculoscopy, it can become a screening test for oral cancer and precancer. Should such studies substantiate this use, the Company would seek necessary FDA clearances for the marketing of Oral Speculoscopy.

 CO/2/ STAT

  The Company is developing a low cost, disposable carbon dioxide (CO/2/) detection device to be used in determining carbon dioxide levels in exhaled breath. It is often necessary to determine the carbon dioxide levels of individuals experiencing respiratory distress in order to make a preliminary diagnosis of the nature of the problem, and a recommendation for treatment. There are more than 20 million individuals in the United States with various lung diseases who could be potential candidates for use of this product. The Company intends to make the product available for use in physicians' offices, emergency rooms, and in-patient hospital settings. In addition, the Company intends to make the product available to the home market in the same manner as blood sugar, home pregnancy and cholesterol tests which are sold over the counter.

 OTHER COLORED SPECULITE

  The Company also is investigating other chemical light colorations for use in other endoscopic applications, such as peritoneal lighting for micro-laparoscopy, lighting cavities and crevices in orthopedic procedures, urological lighting of the bladder and endoscopic lighting in the gastrointestinal tract. These applications will require additional clearances and approvals from the FDA.

PATENTS AND PROPRIETARY RIGHTS

  The Company holds United States patents on the Speculoscopy method and the underlying apparatus. The apparatus patent, which was issued in 1993 and has 14 years of remaining life, covers endoscopic instruments for performing Speculoscopy. This patent describes Speculoscopy as an endoscopic procedure involving a visually magnified examination of a body cavity, illuminated by a chemical light source including blue and green colorations. The method patent, which was issued in 1994 and has 15 years of remaining life, covers the use of Speculoscopy for vaginal examinations. The Company has been granted patents from the European Patent Office and in Canada, Australia, India, Japan, Taiwan and Spain on endoscopic instruments using chemical light sources. Some of these patents also cover the Speculoscopy procedure. The Company plans to file further domestic and foreign patent applications for Oral Speculoscopy and for the use of chemical light in other endoscopic applications, although no assurance can be given that the Company will be granted the patent rights it seeks.

  Omniglow owns patents on the formulations of chemical light used in the Blue-White Speculite for the PPS screening test. Approximately nine years remain on the term of the principal patent for the Blue-White Speculite, and the Company enjoys the protection of this patent by virtue of its agreement with Omniglow giving the Company the exclusive right to sell the Speculite for use in specified medical applications. This agreement was entered into in 1994 and has a ten-year term, which will be automatically renewed for an additional ten-year term commencing 2004 unless either party gives notice to the other of non-renewal. See "--Manufacturing." There is no certainty that other non-toxic formulations of chemical light or other light sources with similar color attributes as the Blue-White Speculite cannot be developed, but the Company is unaware of any other non-toxic chemical or other light source currently under development that could effectively perform Speculoscopy. See "Risk Factors-- Reliance on Patents and Proprietary Technology." In contrast to the patents covering the Blue-White Speculite, patents covering the formulation of chemical light used in the Amber Speculite have expired.

  Patents on medical and diagnostic procedures, such as the Company's patent relating to use of the Speculoscopy examination, historically have been uncommon in the United States and rarely enforced. In response to increasing attempts in recent years to enforce and exploit such patents, Congress currently is considering bills that could limit in certain respects the issuance or enforcement of process patents on medical procedures. Because congressional consideration of these bills has been preliminary in nature, it is impossible to predict whether any legislation ultimately will be enacted or whether such legislation, if enacted, would have any effect on the Company. Even if enacted, however, such legislation would not be expected to affect the patents governing the Blue-White Speculite, because such patents relate to a product rather than a medical procedure.

  The Company has copyright protection on certain product literature and has obtained trademark registrations for Speculite and PPS in the United States, France and Germany and has applied for trademark registrations in approximately 20 other countries.

PAP PLUS SPECULOSCOPY CLINICAL DATA

  Clinical research trials of Speculoscopy and the PPS screening test began in 1988 and have continued to the present time. Studies have taken place at multiple sites in the United States, Italy and Canada. A total of 4,212 women have been studied prospectively using a protocol in which each woman in the study had a Pap smear, Speculoscopy and colposcopy performed. Women who had an abnormal colposcopy received a cervical biopsy to diagnose the cervical disease present. Only a protocol like this one that uses definitive testing, including a biopsy, can determine the true incidence of cervical disease in the population, and only in studies which first determine the true incidence of cervical disease can any new screening test or screening test improvement be evaluated fully.

  In these clinical research studies a total of 358 of the 4,212 women had cervical cancer or precancer, as determined by cervical biopsy. The Pap smear was abnormal in only 132 of these 358 women, yielding a sensitivity of 37%. In contrast, the PPS screening test was positive in 318 of these 358 women, yielding an overall sensitivity of 89%. Thus, the PPS screening test was more than twice as sensitive as the Pap smear alone in detecting those women with cervical disease. The Pap smear alone found only 106 of 323 women (or 33%) with early stage precancer, while PPS found 283 of such women (or 88%). In addition, the Pap smear alone found only 24 of 33 women (or 73%) with the most severe form of cervical precancer, while the PPS screening test correctly identified 100% of these women. Both the Pap smear and PPS found two women with invasive cancer. The only women with cervical disease not identified by the PPS screening test were women with the earliest precancerous lesions.

  An additional 8,713 women have been studied prospectively in the United States with the PPS screening test using a protocol in which only the women with either a positive Pap smear result or a positive Speculoscopy result were sent for definitive colposcopy and biopsy. In this protocol, the true incidence of cervical disease in the entire population cannot be established, but the difference between the Pap smear alone and the PPS screening test can be determined. In these studies, which were carried out by primary healthcare practitioners, a total of 375 women were identified through the PPS screening test as having cervical cancer and precancerous lesions. The Pap smear alone was abnormal in only 99 of these women, with a sensitivity of 26%. In addition, out of 55 women identified through PPS as having severe cervical precancer, the Pap smear alone was abnormal in only 41, or 75%, of these women.

MANUFACTURING

  The Company does not currently manufacture any of its products but obtains its most critical component, the Speculite light source, pursuant to a long-term supply agreement with Omniglow which gives the Company the exclusive right to sell Speculite for use in specified medical applications. The agreement was entered into in 1994 and has a ten-year term, which will be automatically renewed for an additional ten-year term commencing 2004 unless either party gives notice to the other of non-renewal. Omniglow acquired the patents for the manufacture of Speculite from American Cyanamid Company in 1993 and is the only United States manufacturer. Speculite is manufactured at Omniglow's manufacturing facility in West Springfield, Massachusetts. The Company specifies standards of production for Omniglow's manufacture of Speculite in accordance with Good Manufacturing Procedures ("GMP") as required by the FDA. The Company believes that the Omniglow facility is in full compliance with current FDA standards for the manufacture of Speculite.

  In 1994, the Company and Omniglow entered into a joint venture with ASC to establish a manufacturing facility in Shanghai, China and to transfer technology for the manufacture and sale of PPS products and protocol to ASC. ASC was licensed by Omniglow to manufacture Speculite from prepackaged chemicals and activators, while the Company licensed to ASC the clinical technology for the PPS screening test. The Company, with the help of ASC, commenced clinical trials of PPS in China in 1994. These studies remain underway today. Production of Speculite at the Shanghai facility began in early 1996. The Company purchases the pre-packaged chemicals from Omniglow and acts as a re-seller of these chemicals to ASC for packaging at the Shanghai facility. ASC markets the PPS screening test in China and certain other countries in Asia. See "--Market and Business Strategy--International Distribution and Marketing."

  Adhesive strips for affixing the Speculite light to the vaginal speculum used in the pelvic examination are manufactured for the Company according to its specifications by Medifix Adhesive Products, Ltd. of England. Alternative sources for the manufacturing of this component exist at other locations and the Company does not anticipate difficulty in obtaining supply. Medical packaging of Speculite products is performed either at Omniglow's Massachusetts facility or at Anderson Winn Medical Packagers, an FDA-approved medical packaging site in Canoga Park, California.

  Speculoscopy magnification optics, as well as magnifying surgical loupes, are manufactured for the Company according to its specifications at three separate manufacturing facilities in China, and are sold to the company by ASC. They are shipped via Shanghai to Los Angeles, where they are inspected by the Company.

GOVERNMENTAL REGULATION

 GENERAL

  As an entity engaged in the sale and marketing of medical products, the Company is subject to extensive regulation by the FDA, other federal agencies, certain state and local governments, and foreign governmental agencies. The FDA regulates the research, clinical studies, marketing, manufacture, packaging and promotion of medical products in the United States. The Company has had extensive interaction with the FDA over the past ten years in obtaining clearance for the marketing of Speculite and the PPS screening test.

  Medical devices are generally classified into three classes on the basis of the controls required by the FDA to assure safety and efficacy. Class I devices are considered a low risk if they malfunction, and are subject to general controls, such as maintaining GMPs for manufacture and packaging and general labeling requirements. Class II devices are subject to both the general controls of Class I devices and more specific controls, including performance standards and postmarket surveillance, in order to ensure safety and effectiveness. Class III devices are considered to be life-supporting or life-sustaining or new devices or technologies that are not found to be substantially equivalent to legally marketed devices and will require a PMA to demonstrate safety and effectiveness. A company can apply for clearance to market a medical device under the Section 510(k) premarket notification process, rather than a PMA, if the device can be shown by valid scientific evidence to be substantially equivalent to an existing legally marketed medical device.

  If an applicant can establish that a device is substantially equivalent to an existing legally marketed device, the applicant may still be required to submit clinical research data to support any new claims it is making. Clinical research data in such instances will be reviewed by internal FDA experts and consultants to the FDA. The current waiting period to receive a response from the FDA in the review of Section 510(k) applications is 90 to 200 days. The FDA response to such an application may be to determine that the device is substantially equivalent to another legally marketed device and to allow the device to be marketed in the United States. The FDA, however, could decide that further data is required for approval of the claims being made for the device, which can substantially delay the use of these new claims to describe the device's capabilities.

  The Company also is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. In addition, the Company is subject to state tort law. A recent United States Supreme Court decision held that, despite a company's compliance with FDA regulations, it still may not be shielded from common-law negligent design claims or manufacturing and labeling claims based on state law or regulations. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future, or that such laws will not have a material effect upon the Company's business, financial condition and results of operations.

  Sales of medical devices outside of the United States are subject to United States export laws and foreign regulatory requirements that vary widely from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA clearance, and the requirements may differ. In order to commercially distribute medical devices in many European countries, the Company must adhere to certain quality assurance standards and obtain certain clearances that the Company has not yet obtained. Generally, the extent and complexity of the regulation of medical products is increasing worldwide, with regulation in some countries already nearly as exhaustive as that in the United States. The Company anticipates that this trend will continue and that the cost and time required to obtain approval to market in any given country will increase. The Company's distributors and marketing partners generally will be responsible for obtaining regulatory approvals and establishing reimbursement from third-party payors in their respective territories. To date, only limited foreign regulatory approvals for PPS have been obtained. See "Business--International Distribution and Marketing" and "Risk Factors--Governmental Regulation."

 THE COMPANY'S FDA APPLICATIONS AND CLEARANCES

  The Company's predecessor submitted a Section 510(k) application and received its first FDA review in 1985 for the Speculite light source. The Company's claims that the chemical light source was efficacious, safe, non-toxic to vaginal tissue in case of rupture and a colposcopic-equivalent light source were approved with a Class I clearance. Marketing and sales of the Company's Amber Speculite commenced under this clearance.

  Following introduction of the Amber Speculite, the Company supported research both in the United States and in foreign countries by investigators wishing to determine the efficacy of the Blue-White Speculite chemical light in pelvic examinations. From 1992 to 1994 the Company engaged in a limited market introduction of the PPS screening test with a clinical laboratory group, which purchased Speculoscopy supplies for resale and to support further research. The Company abandoned the clinical laboratory approach to distribution and sale of Speculoscopy in 1994 when it entered into its exclusive marketing and distribution agreement with P&U. Following a limited sales force launch in October 1994, the PPS screening test was scheduled for broader market introduction when the Company received the FDA's letter in December 1994 warning against the use of certain marketing claims being made for Speculoscopy and PPS. The Company, with the concurrence of P&U, decided to suspend active marketing of the product while it responded to the FDA letter. In June 1995, the Company submitted a Section 510(k) application for the clearance of new claims. In support of such application, the Company submitted data from prospective studies conducted in the United States and in foreign countries. In December 1995 the Company received FDA clearance to market PPS as a Class II device under the claim that PPS is more accurate than the Pap smear alone at detecting cervical abnormalities. The Company's Speculite medical products, and the manufacturing, labeling and advertising of such products, will continue to be under the surveillance of the FDA, including inspection of facilities and records and medical device reporting requirements. The Company and its manufacturer and packager keep required records at their respective sites.

  The Company currently is preparing another Section 510(k) application regarding additional claims for the PPS screening test, which relate to PPS's effectiveness at detecting early phases of disease. An additional 4,000 patients have been studied with the PPS examination in the United States and Italy, with correlations of the results of colposcopic biopsy, Pap smear, Speculoscopy, and the PPS screening test. The Company anticipates submission of this new application by the fourth quarter of 1996. See "Risk Factors-- Governmental Regulation."

  The Company does not currently have clearance to market PPS under the claim that it is able to detect cervical cancer. The Company intends to file a PMA seeking FDA approval of such a claim. Although the Company has developed substantial data to support such application, there is no guarantee that such PMA will be granted by the FDA at any time in the future. The domestic marketing campaign to be launched by P&U in late 1996 will rely on claims previously cleared by the FDA and will not require any additional clearances.

  The Company may be required to submit either a Section 510(k) or PMA application to the FDA for the clearance of marketing claims for Oral Speculoscopy in the future. It is the Company's intention to embark on clinical research trials of Oral Speculoscopy, with the goal of obtaining a
Section 510(k) clearance for claims using Speculoscopy as the existing, legally marketed predicate device if such FDA clearance is required.

  The Company plans to submit a Section 510(k) application for clearance of claims for its Spirabrush Cx cervical sampling device in the fourth quarter of 1996. Although the Company believes that Spirabrush Cx will be found to be substantially equivalent to currently marketed cervical cytologic sampling devices, there can be no assurance that the Company will receive FDA clearance of the Spirabrush Cx in a timely manner or at all.

COMPETITION

  Over the past few years, a number of publicly held and private companies have entered the cervical screening market with devices that are designed to improve the Pap smear or to act as adjuncts or as secondary screening procedures. The Company believes that there are substantial differences between its PPS products and the products of these other companies.

  The diagnostically definitive test for detecting all levels of cervical disease is a biopsy of the cervix directed by colposcopy. Colposcopy is a magnified examination of the cervix performed by a specially trained expert after the cervix has been washed with dilute acetic acid (vinegar), and is designed to identify the area(s) of the cervix containing abnormal cells so that a biopsy may be performed. Colposcopy is generally performed only on women with abnormal Pap smears. The cost of equipment to perform a colposcopy is significant, usually amounting to more than $5,000 and frequently exceeding $10,000. The cost to patients for colposcopy varies from $150 to more than $300. Additionally, a diagnostic colposcopy can be performed by only a small fraction of the health care practitioners who perform primary screening examinations on women. The Company believes that colposcopy is neither a suitable or affordable adjunctive primary screening test, nor a replacement for the Pap smear, although it will remain in widespread use as the definitive follow-up test for guiding cervical biopsy.

  Several companies recently have begun to market computerized slide-reading systems that select the most abnormal cells on a Pap smear slide for review by the slide-reading technician. Other companies have focused on new slide preparation solutions and technology for the preparation of slides for review. The Company believes that the technologies of these companies are not directly competitive with the PPS screening test, inasmuch as Speculoscopy is designed in large part to identify cervical abnormalities that do not produce cells for collection and reading. Another new technology in cervical screening is DNA testing for HPV, which has been linked to cervical disease. The Company believes that Speculoscopy can be differentiated from HPV testing by its lower cost, immediate results and greater diagnostic efficacy.

  The Pap smear improvement technologies described above, as well as other laboratory technologies such as HPV testing, will compete with the Company for a limited amount of health care dollars available for the improvement of cervical cancer and precancer screening. Pap smear reading improvement devices have been on the market longer than PPS, and successful capture of market share by PPS will depend on the Company's ability to communicate the differences between Speculoscopy as an adjunct to the Pap smear and the improvements of Pap smear reading technology.

  Other companies currently are marketing, or plan to market, adjunctive tests to be done in conjunction with the Pap smear that are either visual tests or tests that use highly technical equipment to measure cells' light absorption or electromagnetic conductivity. One visual adjunct that is currently available, known as cervicography, produces a photograph which the health care provider obtains though a specialized camera and then sends to a laboratory for review. However, this test requires costly photographic equipment and produces delayed results. Moreover, its cost to the patient, excluding the cost of the Pap smear, is approximately $40. This test does not currently have significant market share. The Company believes that PPS is a more effective adjunctive test for widespread cervical screening than is cervicography, because PPS is quick, cost-effective and highly accurate. Another type of test being developed is known as spectroscopy and uses a fiberoptic device to test cells' ability to absorb light, relying on scientific principles similar to those on which Speculoscopy is based. It currently is impossible to estimate the impact on PPS of spectroscopy and other early-stage technologies being prepared as adjuncts, since these technologies are still in their developmental stages and do not currently have FDA clearance for marketing.

  To date, the Company knows of no technology other than PPS that has received FDA clearance to be marketed as part of a primary screening procedure. The FDA has cleared PPS to be marketed as being more sensitive than the Pap smear alone in detecting cervical abnormalities. The Company believes that this clearance will aid the Company in drawing the distinction between its PPS screening test and these other technologies. See "Risk Factors--Competition."

PRODUCT LIABILITY

  The Company currently maintains product liability coverage for any harmful effects of the intact Speculite light capsule or its contents during the routine use of the Speculite chemical light device. There have been no claims made to date regarding Speculite.

PERSONNEL AND FACILITIES

  The Company currently employs nine full time personnel and two part-time personnel at its 3,000 square foot office space in Torrance, California. There are immediate plans to increase the full time personnel to twelve, with further increases in full time personnel upon successful completion of the Offering. The Company has plans to increase its current office space to 5,000 square feet and to extend its current lease, which expires in 1998.

LEGAL PROCEEDINGS

  The Company is not a party to any legal proceedings.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information about the executive officers and directors of the Company.

      NAME                AGE                  POSITION WITH THE COMPANY
Martin L. Lonky, Ph.D. .   52 Chief Executive Officer, President and Chairman of the Board
Stewart A. Lonky, M.D. .   49 Executive Vice President, Chief Medical Officer and Director
Neal M. Lonky, M.D. ....   39 Secretary and Director
David G. Wallace........   45 Director
Alfred M. Bloch, M.D.,
 Ph.D. .................   61 Director
George A. Vandeman......   56 Director

  Martin L. Lonky, Ph.D.--Chief Executive Officer, President and Chairman of the Board. Dr. Martin Lonky is a founder of the Company and has served as Chairman of the Board of Directors, Chief Executive Officer and President of the Company since its inception in 1987. Dr. Lonky received his B.S. degree in physics from Rensselaer Polytechnic Institute in 1964 and his M.S. and Ph.D. degrees in physics in 1967 and 1972, respectively, from the University of Delaware. From 1972 to 1974, he was a Presidential Intern to the United States Army Land Warfare Laboratory, where he was involved in government programs using chemical light technology. For the past eight years, Dr. Lonky has operated a privately held consulting service providing engineering and management guidance for both government and private companies. From 1993 to 1996, Dr. Lonky has also served as a consultant with the Aircraft Division of Northrop Grumman, Inc. ("Northrop") in the capacity of Manager of Reliability and Systems Assurance. From 1991 to 1993 he served as a Manager in the Engineering Department of the Northrop Electronics Division. Dr. Lonky is the brother of Stewart A. Lonky, M.D. and Neal M. Lonky, M.D.

  Stewart A. Lonky, M.D.--Executive Vice President, Chief Medical Officer and Director. Dr. Stewart Lonky is a founder of the Company, has served as a Director of the Company since 1987 and has served as Executive Vice President of the Company since 1991. Dr. Lonky has been a practicing physician in Los Angeles, California since 1982. Prior to entering the private sector, Dr. Lonky was a full time faculty member and Assistant Professor of Medicine at the University of California, San Diego. In that capacity, he headed a basic science and clinical research laboratory funded entirely by research grants, conducting research in the areas of biochemistry and applied physiology. Dr. Lonky received his B.S. from St. Lawrence University, and his M.D. from the State University of New York. His post-graduate training took place in New York, Missouri, and California. He was a National Institutes of Health Post-graduate Fellow from 1974-1977, and joined the full-time teaching and research faculty at the University of California, San Diego in 1977. He received his Master's in Business Administration from Pepperdine University, Malibu, California, in 1993.

  Neal M. Lonky, M.D.--Secretary and Director. Dr. Neal Lonky is a founder of the Company and has served as a Director and Secretary of the Company since 1987. Dr. Lonky is an obstetrician and gynecologist with the Southern California Permanente Medical Group (Kaiser Permanente) in Anaheim, California, and serves as Assistant Chief of Service and Area Research Chairman. Dr. Lonky has practiced medicine with this group since 1986. Dr. Lonky is an Associate Clinical Professor of Obstetrics and Gynecology at the University of California, Irvine, California. Dr. Lonky currently is engaged in clinical gynecologic research studies at Kaiser Permanente, including screening and management of cervical neoplasia. In addition, he currently is pursuing a Masters in Public Health and Health Services at the University of California at Los Angeles School of Public Health. Dr. Lonky has served as a consultant to the Company since 1992 and is currently involved in product evaluation, medical informatics and development of medical and nursing education programs.

  David G. Wallace--Director. Mr. Wallace has served as a Director of the Company since 1991. Mr. Wallace has served as the Vice President of Sales and Marketing for Micro-Kinetics Corporation, a motion control company, from 1991 to the present. In addition, in 1995, Mr. Wallace co-founded Micro Optics Design Corporation where he currently serves as Chairman and Chief Executive Officer. In 1989, Mr. Wallace co-founded Paige Innovations, Inc., where he served as an officer and director. Between 1975 and 1989 Mr. Wallace served in sales and management roles in numerous early stage companies. Mr. Wallace has been a director of Advanced Medical Devices, Inc. ("AMD") since 1989.

  Alfred M. Bloch, M.D., Ph.D.--Director. Dr. Bloch has served as a Director of the Company since 1995. Dr. Bloch has been a practicing physician in private practice in Los Angeles, California for the past 25 years. From 1986 to 1995, when Dr. Bloch negotiated its sale, Dr. Bloch was a director, and in 1995 was Chairman of the Board of the restaurant chain Johnny Rockets International, Inc.

  George A. Vandeman--Director. Mr. Vandeman has served as a Director of the Company since 1996 and has been Senior Vice President, General Counsel and Secretary of Amgen Inc. ("Amgen") since July, 1995. Prior to joining Amgen, Mr. Vandeman was a senior partner specializing in mergers and acquisitions at Latham & Watkins.

  Pursuant to its acquisition of Common Stock in December, 1992, AMD was given the right to appoint two members of the Board of Directors. AMD currently has exercised its right to appoint one director, David G. Wallace.

CLASSIFIED BOARD OF DIRECTORS

  Pursuant to the terms of the Restated Certificate of Incorporation of the Company, the Board of Directors is divided into three classes, designated Class I, Class II and Class III. Class I, consisting of Dr. Neal Lonky and Mr. Wallace, will hold office initially for a term expiring at the annual meeting of stockholders to be held in 1997, Class II, consisting of Dr. Stewart Lonky and Mr. Vandeman, will hold office initially for a term expiring at the annual meeting of the stockholders to be held in 1998 and Class III, consisting of Dr. Martin Lonky and Dr. Bloch, will hold office initially for a term expiring at the annual meeting of stockholders to be held in 1999. Currently there is one vacancy in each designated Class of directors. Each director will hold office until the annual meeting for the year in which his term expires and until his successor is duly elected and qualified. At each annual meeting of stockholders of the Company, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. See "Description of Capital Stock-- Certain Anti-Takeover Effects." The Board of Directors elects officers annually and such officers serve at the discretion of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has established an Audit Committee and a Compensation Committee, each of which are composed of independent directors.

  Audit Committee. The Audit Committee has the responsibility for reviewing and supervising the financial controls of the Company. The Audit Committee makes recommendations to the Board of Directors of the Company with respect to the Company's financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices, meets with the Company's independent public accountants concerning, among other things, the scope of audits and reports, and reviews the performance of overall accounting and financial controls of the Company. Following the Offering, the Audit Committee will consist of at least two independent directors to be designated by the Board of Directors.

  Compensation Committee. The Compensation Committee has the responsibility for reviewing the performance of the officers of the Company and recommending to the Board of Directors of the Company annual salary and bonus amounts for all officers of the Company. The Compensation Committee also has the responsibility for oversight and administration of the Company's stock incentive and other compensatory plans. The Compensation Committee consists of David G. Wallace and George A. Vandeman.

DIRECTOR COMPENSATION

  Except as described below, members of the Company's Board of Directors do not receive any cash compensation for attending Board of Directors' or committee meetings.

  The Company's 1994 Directors' Stock Award Plan (the "Directors' Plan") provides for stock grant awards to non-employee members of the Board of Directors pursuant to a formula. At the end of each year, a total pool of up to 1200 shares of Common Stock is made available to non-employee directors, as a group, for their services during that year, with the exact award amounts fixed by formula based on attendance at Board of Directors' meetings and, if applicable, committee meetings. Generally, a total of 750 shares are available to all directors as a group based on board attendance, and 450 additional shares are available to committee members as a group. See "Management -- 1994 Directors' Stock Award Plan." Pursuant to the Directors' Plan, for services rendered in 1995, Dr. Neal Lonky and Mr. Wallace received stock awards of 150 shares and 200 shares, respectively, and certain other directors who are not current continuing members of the Board of Directors received an additional 500 shares.

  For agreeing to serve as a member of the Board of Directors in 1996, Mr. Vandeman has been granted an option to purchase 1,043 shares of Common Stock. The shares underlying his option shall vest equally in one-third increments over a three-year period with exercise prices of $260.00, $300.00 and $340.00 per share, respectively. Mr. Vandeman's option will expire ten years from the date of its issuance.

  Dr. Bloch and certain related entities (Dr. Bloch and these entities are hereinafter referred to as the "Bloch Entities") acquired 4,573 shares of Common Stock for a purchase price of $260 per share and 4,573 Warrants exercisable at the same price, as part of a private equity placement effected by the Company in December 1995. Certain terms of the purchase by the Bloch Entities vary from the terms offered to unaffiliated investors, as follows. For Dr. Bloch agreeing to serve as a member of the Board of Directors, the Bloch Entities were granted certain antidilution rights with regard to their Common Stock and Warrants. The agreements covering the Common Stock antidilution rights (the "Bloch Antidilution Agreements") require the Company to issue additional Common Stock to the Bloch Entities if the Company issues or sells Common Stock, other than through a subdivision, combination, stock split or reverse stock split of the Company's Common Stock, for a price which is less than $260 per share. The Bloch Antidilution Agreements expire on September 9, 1996. The Bloch Entities also have a "net exercise" feature that allows them to forego paying the exercise price of their Warrants in cash, by surrendering upon exercise a number of shares of Common Stock having a fair market value equal to the exercise price.

EXECUTIVE OFFICER COMPENSATION

  The following table presents for the periods shown information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer. Other than the Chief Executive Officer, no executive officer of the Company received total salary and bonus during the year ended December 31, 1995 in excess of $100,000.

                          SUMMARY COMPENSATION TABLE

                                                      ANNUAL        LONG-TERM
                                                   COMPENSATION    COMPENSATION
                                                  -------------- ----------------
                                                                 RESTRICTED STOCK  ALL OTHER
  NAME AND PRINCIPAL POSITION                YEAR  SALARY  BONUS      AWARDS      COMPENSATION
  ---------------------------                ---- -------- ----- ---------------- ------------
Martin L. Lonky, Ph.D. ....................  1995 $120,000   --       $9,000(1)     $12,513(2)
 Chief Executive Officer and President

- ---------------------
(1) In September 1995, under the Company's 1994 Long-Term Equity Incentive Plan, Dr. Lonky received a restricted stock award of 750 shares of Common Stock, which vests in equal increments over a three year period, commencing September 1995. Neither Dr. Lonky nor any other officer has received any stock option grants or exercised any stock options in 1995 or prior years.
(2) Represents automobile insurance, service and lease payments.

EMPLOYMENT AGREEMENTS

  The Company entered into an employment agreement with Dr. Martin L. Lonky in June 1996. For the first twelve months of the agreement, Dr. Lonky is entitled to receive a base salary of $240,000, subject to an adjustment upwards in subsequent years by the Board of Directors. In addition, during each fiscal year, the executive is eligible for a cash bonus, based in part on his individual performance and in part on the Company's overall performance during such fiscal year. The agreement provides, among other things, for a cash bonus of $50,000 to Dr. Lonky upon completion of the Company's initial public offering. In addition to such group benefits as are provided by the Company to its employees, Dr. Lonky shall receive certain specified life, health and disability insurance benefits.

  The agreement is for a term of three years and, no later than one year prior to expiration, the Company must inform Dr. Lonky (referred to as the "executive") whether it will renew the agreement or offer the executive a new employment agreement. The executive may terminate his agreement for any reason upon 60 days advance written notice. In the event of death or permanent disability (as defined in the employment agreement), the executive or his beneficiary shall be entitled to receive a lump sum payment equal to his then current annual base salary. The Company, at any time after the first 18 months of the agreement, may terminate the executive without cause upon 60 days advance written notice, and in such event the Company shall pay the executive a lump sum in cash equal to 18 months of the executive's current annual base salary, bonus compensation and the cash value of all benefits. This lump sum payment will not apply in the event of termination for cause (as defined). In addition, upon a Change of Control (as defined in the employment agreement), the executive shall be entitled to receive a lump sum payment equal to the greater of (i) his annual base salary, bonus compensation and the cash value of all benefits he would have earned had he remained employed for the 18 months following his termination; or (ii) a lump sum cash payment equal to his annual base salary, bonus compensation and the cash value of all benefits he would have earned had he remained employed for his entire term. Generally, a Change of Control under the agreement will be deemed to occur if the executive's employment is terminated by the Company without cause or by the executive with cause within three months before or 12 months after (i) the sale or transfer of more than 50% of the Company's Common Stock to persons who were not stockholders at the effective date of the agreement or (ii) the sale of all or substantially all of the assets of the Company, but excludes any initial or secondary public offering or any transaction with a subsidiary or affiliate of the Company.

1994 LONG-TERM EQUITY INCENTIVE PLAN

  The Company's 1994 Long-Term Equity Incentive Plan (the "1994 Plan") was approved by the Board of Directors in May, 1994 and approved by the stockholders in June, 1994. There were 11,000 shares of Common Stock originally reserved for issuance under the 1994 Plan which was increased to 23,377 shares of Common Stock pursuant to an amendment to the 1994 Plan adopted by the Board of Directors and approved by the stockholders in June 1996.

  The 1994 Plan is intended to provide equity incentives to encourage a high level of performance by employees of, and consultants and advisors to, the Company, including executive officers of the Company. The 1994 Plan allows the Board or the Compensation Committee to administer the 1994 Plan and to issue nontransferable incentive and nonqualified stock options, stock awards, stock purchase rights, stock appreciation rights, and long-term performance awards, either individually or in any type of combination. All of the forms of awards are subject to repurchase limitations and vesting limitations, unless otherwise specified by the Board or Compensation Committee.

  The 1994 Plan permits the granting of non-transferable stock options that are intended to qualify either as incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"). The option exercise price for each share covered by an option may be less than the fair market value of a share of Common Stock on the date of grant of such option. However, in the case of an ISO, or in the case of an NQSO granted to a person other than an employee, the price shall be no less than 100% of the fair market value of a share of the Common Stock at the time of grant, subject to certain conditions in the 1994 Plan; provided that, in the case of an ISO granted to a 10% stockholder of the Company, the price shall be no less than 110% of the fair market value of the Common

Stock on the date the option is granted. The term of each option will be fixed by the Compensation Committee but may not exceed ten years from the date of grant. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Board or the Compensation Committee or upon the occurrence of certain events, such as a change in control of the Company. The options may be exercised by payment of cash, stock or by cashless exercise. In the event of death or disability of an optionee, the optionee or his or her estate will have a certain period of time in which to exercise any vested options. Options granted under the 1994 Plan which do not vest shall become available again for grant and purchase under the 1994 Plan.

  The Board or the Compensation Committee may grant stock awards, which are grants of Common Stock made without the payment of consideration by the recipient of the grant; Common Stock purchase rights, which allow for the purchase of stock in addition to, or in tandem with, other awards under the 1994 Plan; and nontransferable stock appreciation rights entitling the holder upon exercise thereof to receive an amount in any combination of cash or Common Stock (as determined by the Board or the Compensation Committee) equal in value to the difference between the fair market value of the shares covered by such right on the date of exercise over the aggregate exercise price.

  The Company also may grant long-term performance awards, which are grants of stock issued for no cash consideration that are based on the Company's, a subsidiary's and/or an individual's performance factors or upon such other criteria as the Company may deem appropriate. Performance factors may vary from participant to participant, between group to group and period to period. Unless otherwise determined by the Board or the Compensation Committee, long-term performance awards may be paid out on a prorated basis in the event of termination due to death or disability and are forfeited in the event of other types of termination. Long-term performance awards are payable in cash or Common Stock.

  The 1994 Plan provides for proportional adjustments of outstanding awards and the number of shares available for awards under the 1994 Plan in the event of stock dividends, stock splits, combinations, reclassifications or similar changes in the capital structure of the Company without consideration. The 1994 Plan also generally provides for acceleration of awards in the event of a corporate acquisition of the Company in which the Company is not the surviving entity and the awards are not assumed by the surviving entity.

  The Board may amend, alter or discontinue the 1994 Plan at any time, which action shall not adversely affect any outstanding awards. The Board also may accelerate any award or waive any conditions or restrictions of any outstanding award at any time. Unless earlier terminated, the 1994 Plan will terminate in 2004.

  As of the date hereof, the Company has granted restricted stock awards totaling 10,662.5 shares of Common Stock to management directors, employees and independent contractors, of which 8,458.75 are fully vested to the recipients.

1994 DIRECTORS' STOCK AWARD PLAN

  The Company's 1994 Directors' Stock Award Plan (the "Directors' Plan") was adopted by the Board of Directors in May, 1994 and approved by the stockholders in June, 1994. A total of 4,000 shares of Common Stock have been authorized for issuance under the Directors' Plan.

  The Directors' Plan is intended to provide equity incentives to non-employee members of the Board to reward their past service, encourage their continued service on the Board and to enable the Company to attract and retain the best qualified individuals for service on the Board. The incentives take the form of stock grant awards, which are made automatically without the payment of cash consideration by the directors receiving the grants. The Compensation Committee of the Board, or the Board, may impose certain terms and conditions on the grant of stock awards under the Directors' Plan. To date, all stock awards granted under the Directors' Plan were fully vested upon their issuance.

  At the end of each year, a total pool of up to 1,200 shares of Common Stock is made available to non-employee directors, as a group, for their services during that year, with the exact award amounts fixed by formula based on attendance at Board of Directors' meetings and, if applicable, committee meetings. Generally, a total of 750 shares are available to all directors as a group based on board attendance, and 450 additional shares are available to committee members as a group. Pursuant to the Directors' Plan, for services rendered in 1995, Dr. Neal Lonky and Mr. Wallace received stock awards of 150 shares and 200 shares, respectively, and certain other directors who are not current continuing members of the Board of Directors received an additional 500 shares.

  As of the date hereof 3,590 shares of Common Stock have been issued under the Directors' Plan. Unless earlier terminated, the Directors' Plan will terminate in 2003.

LIMITATIONS ON LIABILITY OF OFFICERS AND DIRECTORS

  The Company's Restated Certificate of Incorporation contains a provision eliminating or limiting the personal liability of a director to the Company and its stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, this provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Securities and Exchange Commission (the "Commission") has taken the position that a provision of this sort will have no effect on claims arising under the federal securities laws.

  In addition, the Restated Certificate of Incorporation and the Company's Bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any director or officer of the Company who by reason of the fact that he or she is a director or officer of the Company is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director or officer in advance of the final disposition of such proceeding in accordance with the applicable provisions of Delaware General Corporation Law (the "DGCL"). The Company may from time to time agree to provide similar indemnifications to certain employees and other agents.

  The Company intends to enter into separate indemnification agreements with its directors and executive officers. Each indemnification agreement will provide, among other things, for (i) indemnification against any and all expenses, judgments, fines, penalties, and amounts paid in settlement of any claim against an indemnified party unless it is determined, as provided in the indemnification agreement, that indemnification is not permitted under law and
(ii) prompt advancement of expenses to any indemnitee in connection with his or her defense against any claim.

  The Company also maintains directors' and officers' liability insurance.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of June 30, 1996, and as adjusted to give effect to the sale of Common Stock by the Company offered hereby, by (i) each stockholder who is known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock, (ii) each director and the Chief Executive Officer of the Company and (iii) all directors and executive officers of the Company as a group.

                                                                PERCENTAGE OF
                                                                OWNERSHIP(2)
                                                              -----------------
                                                    NUMBER OF  BEFORE   AFTER
        NAME OF BENEFICIAL OWNER(1)                  SHARES   OFFERING OFFERING
Martin L. Lonky, Ph.D.(3)(4)....................... 11,972.12  16.01
Stewart A. Lonky, M.D.(3)(5)....................... 11,868.72  15.85
Neal M. Lonky, M.D.(6)............................. 10,666.02  14.26
Alfred M. Bloch, M.D., Ph.D.(7)....................  9,470.90  12.05
David G. Wallace...................................    690       *
George A. Vandeman(8)..............................     --       --
All executive officers and directors as a group (6
 persons)(9)....................................... 44,667.76  56.75

- ---------------------
 * Less than 1%.
(1) Unless otherwise indicated, the address of each of the stockholders named in this table is: c/o The Trylon Corporation, 970 West 190th Street, Suite 900, Torrance, California 90502.
(2) Pursuant to the rules of the Commission, in calculating percentage ownership, each person is deemed to beneficially own his own shares subject to options, warrants or stock grants which are exercisable or vest within 60 days, but options, warrants and stock grants owned by others (even if exercisable or subject to vesting within 60 days) are deemed not to be outstanding. Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares beneficially owned.
(3) Dr. Martin Lonky and Dr. Stewart Lonky (the "Selling Stockholders") have
    agreed to sell up to     shares and     shares, respectively, if the
    underwriter's over-allotment option is exercised. Assuming the over-allotment option is exercised in full, the percentage ownership of Dr. Martin Lonky and Dr. Stewart Lonky would be % and %, respectively.
(4) Includes 937.5 shares issuable pursuant to stock awards that are not vested.
(5) Includes 409 shares held by the Stewart A. Lonky, M.D. Pension and Profit Sharing Plan; 7,693.72 shares held by The S & M Lonky Revocable Trust, Stewart and Marilyn Lonky, Trustees; and 88 shares held by PaineWebber as custodian for the benefit of The Stewart A. Lonky, M.D., Rollover IRA, which includes 60 shares issuable upon the conversion of 30 shares of Series A Convertible Preferred Stock. Also includes 28 shares issuable upon exercise of outstanding warrants. Also includes 937.5 shares issuable pursuant to stock awards that are not vested. Excludes 200 shares held by Elizabeth Lonky, Dr. Lonky's daughter and 300 shares held by Danielle and Bret Stone, Dr. Lonky's daughter and son-in-law, to which Dr. Lonky disclaims beneficial ownership.
(6) Includes 40, 40 and 20 shares, respectively, held by Dr. Lonky as custodian for the benefit of David J. Lonky, U.T.M.A., Nathaniel J. Lonky, U.T.M.A., and Jeffrey Hoblin, U.T.M.A., Dr. Lonky's minor children and 20 shares held by Jason Hoblin, Dr. Lonky's step-son. Also includes 8,686.72 shares held by The Neal M. Lonky and Naomi L. Lonky Revocable Trust, dated July 10, 1988.
(7) Includes 2,527.6 shares held by Lincoln Trust Company, custodian for Alfred M. Bloch Rollover IRA; 2,778 shares held by The Bloch/Reinhardt Charitable Remainder Unitrust; and 287.3 shares held by The Bloch/Reinhardt Living Trust, Alfred M. Bloch and Ruth R. Bloch, Trustees. Also includes 3,832 shares issuable upon exercise of outstanding warrants held by Dr. Bloch and the above listed entities. Excludes 741 shares held by The Ruth Reinhardt Bloch, Irrevocable Trust, E. Alan Levi, Trustee and 741 shares issuable upon the exercise of outstanding warrants held by such trust, to which Dr. Bloch disclaims beneficial ownership.
(8) Excludes 1,043 shares issuable pursuant to stock options not presently exercisable.
(9) See Notes 4, 5, 6, 7 and 8.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized capital stock of the Company consists of 100,000 shares of Common Stock, par value $.01 per share, and 10,000 shares of Preferred Stock, par value $.01 per share. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Restated Certificate of Incorporation and Bylaws of the Company, copies of which are filed as exhibits to the registration statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

  As of June 30, 1996, there were 74,786.4 shares of Common Stock issued and outstanding, held of record by 164 stockholders. Of these shares, 2,203.75 shares were subject to vesting restrictions or other forfeiture provisions. In addition, the Company will be obligated to issue (i) 3,399.6 shares of Common Stock upon the automatic conversion of outstanding shares of Series A Convertible Preferred Stock at the effective date of the Offering, (ii) up to
149.9 additional shares of Common Stock to an existing stockholder of the Company pursuant to anti-dilution rights that are held by such stockholder and that will be triggered by the preferred stock conversion, (iii) up to 8,000 shares of Common Stock on or prior to September 9, 1996 in conection with the exercise of outstanding Warrants held by certain investors and (iv) up to 1,793 shares of Common Stock upon the exercise of outstanding options held by a director and a former director.

  Holders of Common Stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the stockholders, and do not have preemptive rights. The Company's Restated Certificate of Incorporation does not provide for cumulative voting in the elections of directors. However, pursuant to the provisions of Section 2115 the California General Corporation Law, if a majority of a corporation's property, payroll and sales relate to California (as measured by certain specified tests), and if more than one-half of the outstanding voting securities of the Company are held by California residents, stockholders may be entitled to cumulate their votes, unless the recordholders of the Company's listed stock certify that such stock is held by at least 800 beneficial holders.

  Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Company out of funds legally available therefor. See "Dividend Policy." All outstanding shares of Common Stock are, and all shares to be outstanding upon the completion of the Offering, including the shares to be sold in the Offering, when issued and paid for will be, fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after payment or provision for payment of all of the Company's debts and obligations and the liquidation preference of any outstanding Preferred Stock.

PREFERRED STOCK

  The Board of Directors, without further stockholder authorization, is authorized to issue 10,000 shares of Preferred Stock in one or more series and to determine and fix the rights, preferences, privileges and restrictions of each series, including dividend rights and preferences over dividends on the Common Stock and one or more series of Preferred Stock, conversion rights, voting rights (in addition to those provided by law), redemption rights and the terms of any sinking fund therefor, and rights upon liquidation, dissolution or winding up, including preferences over the Common Stock and one or more series of Preferred Stock. Upon the closing of the Offering, no shares of Preferred Stock will remain outstanding. Although the Company has no present plans to issue any shares of Preferred Stock following the closing of the Offering, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of the Common Stock.

WARRANTS

  The Company has issued and outstanding 8,000 warrants (the "Warrants"), which allow the Warrant holders to purchase shares of Common Stock equal to the number of Warrants they own at a price of $260 per share. The shares underlying the Warrants must be exercised upon the earlier to occur of two years from the Warrant's issuance date or 30 days after the Company files with the Commission a registration statement for an initial public offering of the Company's Common Stock. The Warrants, therefore, must either be exercised within 30 days of the filing of the Registration Statement to which this Prospectus is a part or be forfeited by the Warrant holders.

  For Alfred M. Bloch, M.D., Ph.D., agreeing to serve as a member of the Board of Directors, the Bloch Entities, pursuant to the Bloch Warrant Amendments, received certain antidilution rights with regard to their Common Stock and Warrants. See "Management--Director Compensation" for a description of these rights.

CERTAIN ANTI-TAKEOVER EFFECTS

  Certain provisions of the Company's Restated Certificate of Incorporation and Bylaws summarized in the following paragraphs may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

  Classified Board of Directors. The Restated Certificate of Incorporation and Bylaws of the Company provide for the Board of Directors to be divided into three classes of directors, as nearly equal in number as is reasonably possible, serving staggered terms so that directors' initial terms will expire either at the 1997, 1998 or 1999 annual meeting of stockholders. Starting with the 1997 annual meeting of stockholders, one class of directors will be elected each year for a three-year term. See "Management--Classified Board of Directors."

  The Company believes that a classified Board of Directors will help to assure the continuity and stability of the Board of Directors and the Company's business strategies and policies as determined by the Board of Directors, since a majority of the directors at any given time will have had prior experience as directors of the Company. The Company believes that this, in turn, will permit the Board of Directors to more effectively represent the interests of stockholders.

  With a classified Board of Directors, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of the Board of Directors. As a result, a provision relating to a classified Board of Directors may discourage proxy contests for the election of directors or purchases of a substantial block of the Common Stock because such provision could operate to prevent obtaining control of the Board of Directors in a relatively short period of time. The classification provision could also have the effect of discouraging a third-party from making a tender offer to otherwise attempt to obtain control of the Company. Under the DGCL, unless the certificate of incorporation otherwise provides, a director on a classified board may be removed by the stockholders of the corporation only for cause.

  Although the Bylaws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the Bylaws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed or (ii) may discourage or deter a third-party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

  Limitations of Stockholder Action by Written Consent. The Restated Certificate of Incorporation prohibits stockholder action by written consent in lieu of a meeting, and provides that stockholder action can be taken only at an annual or special meeting of stockholders. This provision may have the effect of delaying consideration of a stockholder proposal until the next annual meeting, unless a special meeting is called by the Board of Directors or the Chairman of the Board.

  Amendment of Certain Provisions of Restated Certificate of Incorporation and Bylaws. The Restated Certificate of Incorporation and the Bylaws provide that the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of the Company then entitled to vote on the matter is required to amend the Bylaws and certain provisions of the Restated Certificate of Incorporation, including those provisions relating to the number of directors, the filling of vacancies on the Board of Directors, the prohibition on stockholder action without a meeting, indemnification of directors, officers and others, the limitation on liability of directors and the supermajority voting requirements in the Restated Certificate of Incorporation and Bylaws. The Restated Certificate of Incorporation further provides that the Bylaws may be amended by the Board of Directors, except that the authorized number of directors may not be amended without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of the Company then entitled to vote on the matter. These voting requirements will have the effect of making more difficult any amendment by stockholders, even if a majority of the Company's stockholders believes that such amendment would be in the Company's best interests.

  Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. The Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board or a committee thereof, of candidates for election as directors (the "Nomination Procedure") and with regard to other matters to be brought by stockholders before an annual meeting of stockholders of the Company (the "Business Procedure"). The Nomination Procedure requires that a stockholder give prior written notice, in proper form, of a planned nomination for the Board of Directors to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the Bylaws. If the Chairman of the Board of Directors determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director. Under the Business Procedure, a stockholder seeking to have any business conducted at an annual meeting must give prior written notice, in proper form, to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the Bylaws. If the Chairman of the Board of Directors determines that the other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting.

  Section 203 of the Delaware Law. The Company is subject to Section 203 of the DGCL. Generally, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding for purposes of determining the number of shares outstanding shares owned by officer-directors, or (iii) on or after such date the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after the Offering. Sales of a substantial number of shares of Common Stock in the public market after the Offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and the Company's ability to raise capital through a subsequent offering of securities. In connection with the Offering, certain holders of the Common Stock, including all directors and executive officers of the Company, have agreed not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of shares of Common Stock for a period of 180 days from the effective date of the Offering, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. See "Underwriting."

  Of the     shares of Common Stock to be outstanding after the Offering,
shares (    shares if the Underwriters' over-allotment option is exercised in full) will be available for resale in the public market without restriction immediately following the Offering if held by holders who are not "affiliates" of the Company (as defined in the Securities Act). All of the remaining shares are "restricted securities" within the meaning of Rule 144 adopted under the Securities Act. These restricted shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act. After the 180-day lock-up period pursuant to agreements with the Underwriters, all of these restricted shares will be available for resale subject, in the case of all of such shares, to the holding period, quantity and manner of sale limitations of Rule 144. In addition, the Company intends
to register approximately     shares of Common Stock reserved for issuance
under the Company's 1994 Long-Term Equity Incentive Plan and 1994 Directors' Stock Award Plan as soon as practicable following the consummation of the Offering. See "Description of Capital Stock" and "Underwriting."

  In general, under Rule 144 as currently in effect, any person who has beneficially owned restricted shares for at least two years will be entitled to sell in any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the then outstanding shares during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are also subject to certain requirements relating as to manner of sale, the filing of a notice and the availability of current public information about the Company. A person who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least three years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

                                 UNDERWRITING

  Subject to the terms and conditions contained in the Underwriting Agreement, the syndicate of Underwriters named below (the "Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation is acting as representative (the "Representative"), have severally agreed to purchase from
the Company an aggregate of     shares of Common Stock. The number of shares
of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:

                                                                       NUMBER OF
NAME OF UNDERWRITER                                                     SHARES
Donaldson, Lufkin & Jenrette Securities Corporation...................
Total.................................................................

  The Representative has advised the Company that the Underwriters propose initially to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers (who may include the Underwriters) at a price that represents
a concession not in excess of $    per share under the public offering price.
The Underwriters may allow, and such dealers may reallow, a concession not in
excess of $    per share to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Underwriters. The Underwriters do not intend to confirm sales of the Common Stock offered hereby to accounts over which they exercise discretionary authority.

  The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock are subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than the shares of Common Stock covered by the over-allotment option described below) if any such shares are purchased.

  The Company and the Selling Stockholders have granted to the Underwriters an option solely to cover over-allotment, exercisable no later than 30 days from
the date of this Prospectus, to purchase up to an aggregate of     additional
shares of Common Stock at the price to the public set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such options solely for the purpose of covering over-allotments, if any, in connection with the Offering. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares listed in such table.

  The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  Certain holders of the Company's Common Stock, including all directors and executive officers, have agreed that they will not directly or indirectly offer, sell, contract to sell, grant any option to purchase, or otherwise dispose or transfer any shares of Common Stock of the Company owned by them without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation for a period of 180 days after the date of this Prospectus. In addition, the Company has agreed that for a period of 180 days after the date of this Prospectus it will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, directly or indirectly offer, sell, issue, distribute or otherwise dispose of any equity securities or any option, rights or warrants with respect to any equity securities, except for (i) shares of Common Stock offered hereby,

(ii) shares of Common Stock issued pursuant to the exercise of options outstanding on the date of this Prospectus and (iii) options granted after the date of this Prospectus pursuant to the 1994 Directors' Stock Award Plan or the 1994 Long-Term Equity Incentive Plan. "See Shares Eligible for Future Sale."

  Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the shares offered hereby has been determined by negotiations between the Company and the Representative. Among the factors considered in determining the initial public offering price were the history of, and the prospects for, the Company's business and the industry in which it competes, an assessment of the Company's management, its past and present operations, its past and present earnings and the trend of such earnings, the prospects for earnings of the Company, the present state of the Company's development, the general condition of the securities market at the time of the Offering and the market prices and earnings of similar securities of comparable companies at the time of the Offering.

                                 LEGAL MATTERS

  Certain matters with respect to the validity of the issuance of the shares offered hereby are being passed upon for the Company by Latham & Watkins, Los Angeles, California and Klein & Martin, Los Angeles, California. Two Klein & Martin partners currently hold an aggregate of 850 shares of Common Stock. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Milbank, Tweed, Hadley & McCloy, Los Angeles, California.

                                    EXPERTS

  The consolidated financial statements of the Company for the three years ended December 31, 1995, included in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission, a Registration Statement on Form S-1, including amendments, exhibits and schedules thereto, under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference hereby is made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference hereby is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement filed by the Company with the Commission, as well as such reports and other information filed by the Company with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material, when filed, may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

  Upon consummation of the Offering, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file reports and other information with the Commission in accordance with the Commission's rules. Such reports and other information concerning the Company may be inspected and copied at the public reference facilities and regional offices of the Commission referred to above.

  The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by independent auditors, and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Public Accountants.................................. F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995, and March
 31, 1996 (unaudited)..................................................... F-3
Consolidated Statements of Operations for each of the three years in the period ended December 31, 1995, and the unaudited three month periods ended March 31, 1995 and 1996............................................ F-4
Consolidated Statements of Stockholders' Equity for each of the three years in the period ended December 31, 1995, and the unaudited three month period ended March 31, 1996........................................ F-5
Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1995, and the unaudited three month periods ended March 31, 1995 and 1996............................................ F-6
Notes to Consolidated Financial Statements................................ F-7

  The consolidated financial statements as of March 31, 1996, and for the three month periods ended March 31, 1995 and 1996, are unaudited.

  The information required by the applicable financial statement schedules has been disclosed in the financial statements and notes thereto and, accordingly, the schedules have been omitted.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Trylon Corporation:

  After the stock splits discussed in Note 1 of Notes to Consolidated Financial Statements are effected, we expect to be in a position to render the following audit report.

                                          Arthur Andersen LLP

Los Angeles, California
April 30, 1996

- -------------------------------------------------------------------------------

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Trylon Corporation:

  We have audited the accompanying consolidated balance sheets of THE TRYLON CORPORATION (a Delaware corporation) and subsidiary as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Trylon Corporation and subsidiary as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

Los Angeles, California
August   , 1996

                             THE TRYLON CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                              DECEMBER 31,          MARCH 31,
                                         ------------------------  -----------
                                            1994         1995         1996
                                         -----------  -----------  -----------
                                                                   (UNAUDITED)
                 ASSETS
Current assets:
  Cash and cash equivalents............. $   678,851  $ 1,221,619  $ 1,363,628
  Restricted cash.......................     185,256      196,350      198,332
  Short-term investment.................     509,189          --           --
  Accounts receivable, net of allowance
   of $15,000 in 1994, 1995 and 1996....     580,570      941,314       10,237
  Inventories...........................      45,735       63,201       61,819
  Other current assets..................         --           --        42,000
                                         -----------  -----------  -----------
    Total current assets................   1,999,601    2,422,484    1,676,016
                                         -----------  -----------  -----------
Property and equipment, at cost:
  Machinery and equipment...............      43,848       45,625       51,072
  Furniture and fixtures................      52,297       52,297       56,627
  Leasehold improvements................       3,095        3,095        3,095
                                         -----------  -----------  -----------
                                              99,240      101,017      110,794
  Less--Accumulated depreciation and
   amortization.........................     (69,902)     (75,118)     (78,478)
                                         -----------  -----------  -----------
    Total property and equipment, net...      29,338       25,899       32,316
                                         -----------  -----------  -----------
Other assets............................      13,788       37,430       37,190
                                         -----------  -----------  -----------
Total assets............................ $ 2,042,727  $ 2,485,813  $ 1,745,522
                                         ===========  ===========  ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings................. $   120,000  $   120,000  $   120,000
  Convertible subordinated debentures...     760,302          --           --
  Accounts payable......................     681,424      356,940      144,191
  Accrued liabilities...................      46,382      275,871      106,662
  Preferred dividends payable...........      38,268      102,909      102,909
                                         -----------  -----------  -----------
    Total current liabilities...........   1,646,376      855,720      473,762
                                         -----------  -----------  -----------
Commitments and contingencies (Note 8)
Stockholders' equity:
  Preferred stock, $0.01 par value:
    Authorized--10,000 shares
    Issued and outstanding--1,699.80
     shares in 1994, 1995 and 1996......     849,876      849,876      849,876
  Common stock, $0.01 par value:
    Authorized--100,000 shares
    Issued and outstanding--55,160.4
     shares in 1994, 74,286.4 in 1995
     and 74,786.4 in 1996...............         551          742          747
Additional paid-in capital..............   2,044,486    4,363,296    4,405,851
Accumulated deficit.....................  (2,498,562)  (3,583,821)  (3,984,714)
                                         -----------  -----------  -----------
    Total stockholders' equity..........     396,351    1,630,093    1,271,760
                                         -----------  -----------  -----------
Total liabilities and stockholders'
 equity................................. $ 2,042,727  $ 2,485,813  $ 1,745,522
                                         ===========  ===========  ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                             THE TRYLON CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              THREE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,              MARCH 31,
                         -----------------------------------  --------------------
                            1993        1994        1995        1995       1996
                         ----------  ----------  -----------  ---------  ---------
                                                                  (UNAUDITED)
Revenues, net:
  Product sales......... $1,305,014  $2,044,983  $   628,748  $  53,843  $  38,799
  License and other
   fees.................        --      500,000          --         --         --
                         ----------  ----------  -----------  ---------  ---------
    Total revenues, net.  1,305,014   2,544,983      628,748     53,843     38,799
Cost of goods sold......    325,702     697,263      295,632     22,707     28,457
                         ----------  ----------  -----------  ---------  ---------
    Gross profit........    979,312   1,847,720      333,116     31,136     10,342
Operating expenses:
  Selling expenses......    242,478     471,695      183,778     69,013    151,771
  General and
   administrative
   expenses.............    663,790     717,559      786,263    270,979    202,517
  Research and
   development expenses.    123,687     184,542      435,733    114,293     75,443
                         ----------  ----------  -----------  ---------  ---------
    Total operating
     expenses...........  1,029,955   1,373,796    1,405,774    454,285    429,731
                         ----------  ----------  -----------  ---------  ---------
    Operating income
     (loss).............    (50,643)    473,924   (1,072,658)  (423,149)  (419,389)
                         ----------  ----------  -----------  ---------  ---------
Other income (expense):
  Interest income.......     11,249      43,340       36,709      8,884     20,669
  Interest expense......   (213,034)    (86,273)     (84,631)   (22,076)    (2,173)
  Other, net............      1,042       1,268      112,612        167        --
                         ----------  ----------  -----------  ---------  ---------
    Total other income
     (expense)..........   (200,743)    (41,665)      64,690    (13,025)    18,496
                         ----------  ----------  -----------  ---------  ---------
    Income (loss) before
     provision for
     income taxes.......   (251,386)    432,259   (1,007,968)  (436,174)  (400,893)
Provision for income
 taxes..................        800         800          800        --         --
                         ----------  ----------  -----------  ---------  ---------
    Net income (loss)... $ (252,186) $  431,459  $(1,008,768) $(436,174) $(400,893)
                         ==========  ==========  ===========  =========  =========
Net income (loss) per
 common share........... $    (3.53) $     5.46  $    (11.70) $   (5.06) $   (4.65)
                         ==========  ==========  ===========  =========  =========
Weighted average number
 of common shares
 outstanding............   71,475.0    79,057.6     86,184.3   86,184.3   86,184.3


 The accompanying notes are an integral part of these consolidated statements.

                             THE TRYLON CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                          PREFERRED STOCK   COMMON STOCK   ADDITIONAL
                         ----------------- ---------------  PAID-IN    ACCUMULATED
                          SHARES   AMOUNT   SHARES  AMOUNT  CAPITAL      DEFICIT
                         -------- -------- -------- ------ ----------  -----------
Balance, December 31,
 1992...................      --  $    --  37,609.6  $376  $  588,202  $(2,602,534)
  Conversion of
   subordinated
   debentures........... 1,457.20  728,573 13,632.6   136   1,329,551          --
  Issuance of common
   stock in connection
   with TMSC merger.....      --       --     928.2     9          (9)         --
  Issuance of common
   stock for services...      --       --     250.0     3      18,329          --
  Sale of preferred
   stock................   106.78   53,392      --    --          --           --
  Net loss..............      --       --       --    --          --      (252,186)
                         -------- -------- --------  ----  ----------  -----------
Balance, December 31,
 1993................... 1,563.98  781,965 52,420.4   524   1,936,073   (2,854,720)
  Conversion of
   subordinated
   debentures...........    21.82   10,911      --    --          --           --
  Sale of preferred
   stock................   114.00   57,000      --    --          --           --
  Preferred stock
   dividends............      --       --       --    --          --       (75,301)
  Issuance of common
   stock in connection
   with stock plans.....      --       --     2,740    27     108,413          --
  Net income............      --       --       --    --          --       431,459
                         -------- -------- --------  ----  ----------  -----------
Balance, December 31,
 1994................... 1,699.80  849,876 55,160.4   551   2,044,486   (2,498,562)
  Sale of common stock..      --       --   6,226.7    62   1,664,153          --
  Conversion of
   subordinated
   debentures...........      --       --   1,729.4    17     466,918          --
  Conversion of
   preferred dividends
   payable to common
   stock................      --       --      43.9     1      11,849          --
  Issuance of common
   stock in connection
   with stock plans.....      --       --  11,012.5   110     175,891          --
  Issuance of common
   stock in connection
   with TMSC merger.....      --       --     113.5     1          (1)         --
  Preferred stock
   dividends............      --       --       --    --          --       (76,491)
  Net loss..............      --       --       --    --          --    (1,008,768)
                         -------- -------- --------  ----  ----------  -----------
Balance, December 31,
 1995................... 1,699.80  849,876 74,286.4   742   4,363,296   (3,583,821)
  Issuance of common
   stock for services
   (unaudited)..........      --       --     500.0     5      42,555          --
  Net loss (unaudited)..      --       --       --    --          --      (400,893)
                         -------- -------- --------  ----  ----------  -----------
Balance, March 31, 1996
 (unaudited)............ 1,699.80 $849,876 74,786.4  $747  $4,405,851  $(3,984,714)
                         ======== ======== ========  ====  ==========  ===========

 The accompanying notes are an integral part of these consolidated statements.

                             THE TRYLON CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               THREE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,              MARCH 31,
                         -----------------------------------  ---------------------
                           1993        1994         1995        1995        1996
                         ---------  ----------  ------------  ---------  ----------
                                                                  (UNAUDITED)
CASH FLOWS FROM OPERAT-
 ING ACTIVITIES:
 Net income (loss).....  $(252,186) $  431,459  $(1,008,768)  $(384,874) $ (400,893)
 Adjustments to recon-
  cile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
 Depreciation and am-
  ortization...........     12,554      11,727         5,216      4,110       3,360
 Provision for losses
  on accounts receiv-
  able.................        --       15,000           --         --          --
 Amortization of dis-
  count on U.S. trea-
  sury bill............        --          --        (15,811)   (15,811)        --
 Issuance of common
  stock for services...     18,332         --            --         --       42,560
 Issuance of common
  stock in connection
  with stock plans.....        --      108,440       149,555     28,500         --
 Accrued interest on
  convertible deben-
  tures................    210,377      77,504        71,664     19,438         --
 Changes in assets and
  liabilities:
  Decrease (increase)
   in:
   Accounts receivable.   (471,737)   (100,564)     (360,744)    (1,385)    931,077
   Inventories.........     81,826      (4,388)      (17,466)    (3,567)      1,382
   Other assets........      4,124       6,481         2,804      1,161     (41,760)
  Increase (decrease)
   in:
   Accounts payable....    146,555     499,442      (324,484)  (189,101)   (219,305)
   Accrued liabilities.     (2,651)    (26,993)      229,489     (3,953)   (162,653)
                         ---------  ----------  ------------  ---------  ----------
     Net cash provided
      by (used in)
      operating
      activities.......   (252,806)  1,018,108    (1,268,545)  (545,482)    153,768
                         ---------  ----------  ------------  ---------  ----------
CASH FLOWS FROM INVEST-
 ING ACTIVITIES:
 Purchases of property
  and equipment........    (12,739)     (4,933)       (1,777)    (1,777)     (9,777)
 Purchase of invest-
  ment.................        --     (509,189)          --         --          --
 Proceeds from sale of
  investment...........        --          --        525,000    525,000         --
 Restricted cash.......    (88,019)     (7,237)      (11,094)       --       (1,982)
                         ---------  ----------  ------------  ---------  ----------
     Net cash provided
      by (used in)
      investing
      activities.......   (100,758)   (521,359)      512,129    523,223     (11,759)
                         ---------  ----------  ------------  ---------  ----------
CASH FLOWS FROM FINANC-
 ING ACTIVITIES:
 Net proceeds from sale
  of preferred stock...     53,392      57,000           --         --          --
 Net proceeds from sale
  of common stock......        --          --      1,664,215        --          --
 Proceeds from short-
  term borrowings......     10,000      20,000           --         --          --
 Principal payments on
  convertible deben-
  tures................        --          --       (365,031)       --          --
 Principal payments on
  notes payable........    (11,561)     (6,915)          --         --          --
 Preferred dividends
  paid.................        --      (37,033)          --         --          --
                         ---------  ----------  ------------  ---------  ----------
     Net cash provided
      by financing ac-
      tivities.........     51,831      33,052     1,299,184        --          --
                         ---------  ----------  ------------  ---------  ----------
Net increase (decrease)
 in cash and cash
 equivalents...........   (301,733)    529,801       542,768    (22,259)    142,009
Cash and cash equiva-
 lents, beginning of
 year..................    450,783     149,050       678,851    678,851   1,221,619
                         ---------  ----------  ------------  ---------  ----------
Cash and cash equiva-
 lents, end of year....  $ 149,050  $  678,851  $  1,221,619  $ 656,592  $1,363,628
                         =========  ==========  ============  =========  ==========

 The accompanying notes are an integral part of these consolidated statements.

                            THE TRYLON CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 BACKGROUND AND BUSINESS RISKS

  The Trylon Corporation (the Company) was incorporated in the state of Delaware on June 30, 1987. The Company is the successor to the business of Trylon Development Corporation and Trylon Associates, Ltd., which were formed in 1983 and 1984, respectively. The Company designs, markets and sells medical products obtained primarily through an exclusive supply agreement (see below). The Company's primary product, which is used in cervical examinations, utilizes a patented chemiluminescent light capsule manufactured by the Company's major supplier. The Company also sells optics used in connection with the light capsules. The Company sells its products both domestically and internationally through distribution agreements with its customers.

  In December 1994, the Company was warned by the Food and Drug Administration
(FDA) to discontinue using certain medical claims to sell its primary product. The Company chose to suspend active marketing of the product until such claims received FDA clearance. This action significantly affected 1995 operations as the Company virtually stopped domestic shipments of its primary product. In December 1995, the Company was cleared by the FDA to market this product using the previously asserted claims. As a result of this clearance, the Company has scheduled a major domestic marketing campaign for its product commencing in late 1996.

  At this stage of its development, the Company faces a variety of significant business risks. These include, but are not limited to, the uncertainty of market acceptance of the Company's products and applications thereof, continued government regulation, potential competition, and dependence upon a principal contract manufacturer, outside marketing and distribution partners and key personnel.

 PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Perisphere Industries, Inc. All significant intercompany transactions and accounts have been eliminated.

 USE OF ESTIMATES

  In the normal course of preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 EXCLUSIVE SUPPLY AGREEMENT

  The Company obtains its most critical product component (the Speculite) pursuant to a long-term exclusive supply agreement with Omniglow Corporation (Omniglow). The Company entered into this agreement in 1994, shortly after Omniglow acquired the exclusive patent rights to produce Speculite. The initial term of the agreement is 10 years with an optional 10 year renewal, which can be revoked by either party at the end of the initial term. Sales of Speculite supplied pursuant to the agreement represented 88 percent, 92 percent and 52 percent of the Company's revenues in 1993, 1994 and 1995, respectively.

 REVENUE RECOGNITION

  The Company recognizes revenue upon shipment of products. Revenues for 1994 included $500,000 of license fees and other fees relating to distribution agreements. These fees were recognized as revenue upon receipt of the funds.

                            THE TRYLON CORPORATION

 SIGNIFICANT CUSTOMERS

  The Company's largest customers accounted for approximately 77 percent in 1993, 54 percent and 16 percent in 1994, and 45 percent and 38 percent in 1995 of the Company's revenues. With the exception of one customer, which accounted for 16 percent in 1994 and 45 percent in 1995 of the Company's revenues, no other customer accounted for more than 10 percent of the Company's revenues in more than one year. At December 31, 1994 and 1995, there was one customer with a significant receivable balance, representing 88 percent and 95 percent of total receivables, respectively.

 FOREIGN SALES

  Sales to foreign countries represented 1 percent, 20 percent and 87 percent of the Company's revenues in 1993, 1994 and 1995, respectively. Foreign sales in 1994 and 1995 were primarily to Europe and Asia.

 CASH AND CASH EQUIVALENTS

  Cash balances include restricted deposits with a bank amounting to $185,256 and $196,350 at December 31, 1994 and 1995, respectively, which are security required by the Company's line of credit (see Note 2).

  The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents.

 SHORT-TERM INVESTMENT

  As of December 31, 1994, the short-term investment consisted of a U.S. Treasury bill, which is recorded at its cost, and which approximated its market value.

 INVENTORIES

  Inventories are stated at the lower of cost (first-in, first-out) or market and primarily consist of finished goods purchased under the exclusive distribution agreement (see above).

 PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Maintenance and repairs are charged to expense as incurred, while significant replacements and betterments are capitalized.

  Depreciation and amortization are provided using the straight-line method based upon the estimated useful lives of the related assets. Useful lives range from five to seven years.

 WARRANTY

  The Company warrants its products against defects in materials and workmanship for a two year period. The estimated cost of warranty obligations is recognized at the time of revenue recognition.

 COMMON STOCK SPLITS

  In 1993, the Company effected a 10 for 1 stock split of its common stock. In June 1996, the Company's Board of Directors and stockholders approved a 5 for 1 split of the Company's common stock. In August 1996, the board of directors is expected to approve an additional split of the Company's common stock, with the ratio to be determined, which will be submitted to stockholders for approval in September 1996. These stock splits are expected to take effect prior to closing of the Company's initial public offering when required filings with the Delaware Secretary of State are made. All share amounts set forth in these consolidated financial statements have been retroactively restated to give effect to the 10 for 1 stock split, but not either of the subsequent splits.

                            THE TRYLON CORPORATION

 EARNINGS (LOSS) PER COMMON SHARE

  Earnings (loss) per common share are based on the weighted average number of shares of common stock and common stock equivalents outstanding during the related periods. For all periods presented, per share information was computed pursuant to the rules of the Securities and Exchange Commission (SEC), which require that common shares issued by the Company during the twelve months immediately preceding the Company's initial public offering plus the number of common shares issuable pursuant to the issue of warrants or the grant of options during the same period, be included in the calculation of the shares outstanding from the beginning of all periods presented. The effect of dilutive common share equivalents is not included in the net income (loss) per common share calculations except for the year ended December 31, 1994.

2. SHORT-TERM BORROWINGS

  The Company has entered into a line of credit agreement with a bank under which the Company may borrow up to $120,000. The agreement expires on November 15, 1996. At December 31, 1994 and 1995, $120,000 was outstanding under the agreement. Borrowings under the agreement bear interest at the bank's reference rate (8.5 percent at December 31, 1995). The line of credit is secured by a certificate of deposit held by the bank (see Note 1) and is guaranteed by certain shareholders of the Company.

3. CONVERTIBLE SUBORDINATED DEBENTURES

  In 1990 and 1991, the Company issued approximately $2,000,000 of 12 percent convertible subordinated debentures. The debentures had a maturity date of June 1, 1993 and a conversion period beginning April 15, 1993 through June 1, 1993. During the conversion period, the holders could convert up to 50 percent of the original principal balance at the conversion price of $73.33 per common share. Upon conversion, the related portion of accrued interest would be forfeited by the debenture holder. The debentures were subordinated to all other indebtedness of the Company.

  During the initial conversion period, $999,666 principal amount of the debentures was converted into 13,632.60 shares of common stock. In connection with the conversion, $330,021 of forfeited accrued interest was recorded as a capital contribution by the Company. In May 1993, the Company agreed with the debenture holders to an extension of the maturity date through June 1994 and offered the holders the option to exchange the unpaid amounts for preferred stock pursuant to a private offering (see Note 4) at the price of $500 per share. During 1993, $728,573 of principal and accrued interest on the debentures was exchanged for 1,457.20 preferred shares. In April 1994, $10,911 of principal and accrued interest on the debentures was exchanged for 21.82 preferred shares.

  In July 1994, the Company agreed with the debenture holders to extend the maturity date through June 1995. At December 31, 1994, $760,302 was owed in principal and accrued interest to the debenture holders. In June 1995, the Company agreed with the debenture holders to a further extension through June 1996 and offered the holders the option to exchange the unpaid amounts for common stock in connection with the Company's private offering of common stock (see Note 5) at the price of $270 per unit. In November 1995, $466,935 of principal and accrued interest on the debentures was exchanged for 1729.40 units. After this exchange, $365,031 in principal and accrued interest was outstanding under the debentures. In December 1995, the debentures were repaid in full from the proceeds of the private offering.

4. PREFERRED STOCK

  In June 1994, the Company completed a private offering of preferred stock at a price of $500 per share. The preferred stock bears a nine percent cumulative dividend which is payable semi-annually, as may be declared by the Board of Directors, and has a liquidation preference of $500 per share. The preferred stock is convertible, at the holder's option and in certain other circumstances, into common stock at the conversion price of $295.86 per common share. The preferred stock automatically converts into common stock upon the effectiveness of a registration statement for an underwritten public offering of common stock by the Company. The preferred stock is subject to redemption at the Company's option beginning in June 1996. Upon redemption, the Company is obligated to pay the holders their initial purchase price plus all declared but unpaid dividends.

                            THE TRYLON CORPORATION

  During 1993, the Company sold 106.78 preferred shares for $53,392. Also in 1993, 1,457.20 preferred shares were issued in exchange for certain of the Company's convertible debentures (see Note 3). During 1994, the Company sold an additional 114.00 preferred shares for $57,000, and another 21.82 preferred shares were issued in exchange for additional debentures. No preferred shares were issued during 1995. In 1994, the Company declared a dividend on the preferred shares in the aggregate amount of $75,301, of which $38,268 remained unpaid at December 31, 1994 and 1995. In 1995, the Company declared a dividend on the preferred shares in the aggregate amount of $76,491. In December 1995, in connection with the Company's private offering of common stock (see Note
5), $11,850 of the accrued dividends was converted into 43.90 units of common stock. At December 31, 1995, the Company had unpaid dividends on the preferred shares in the amount of $102,909.

5. COMMON STOCK

 PRIVATE OFFERING

  In December 1995, the Company completed a private offering of its common stock. The Company sold 6,226.70 units for cash, each unit consisting of one share of common stock and a warrant to purchase one share of common stock, at a price of $270 per unit. The gross and net proceeds from the offering were $1,681,215 and $1,664,215, respectively. The exercise price of the warrants is $260 per share. The warrants expire in November 1997 and 2000, or 30 days following the Company's filing of a registration statement for an initial public offering, if earlier. As of December 31, 1995, no warrants had been exercised and warrants to purchase 8,000 shares had been issued in connection with the private offering, and also in exchange for certain of the convertible debentures and convertible preferred stock (see Notes 3 and 4).

 MERGER AGREEMENT

  On December 31, 1992, the Company entered into a merger agreement with Trylon Medical Systems Corporation (TMSC). At the time of merger, the Company was the majority owner of TMSC. In connection with the merger, the Company issued 2,397.60 shares of its common stock to the minority owner of TMSC. The merger agreement included an anti-dilution clause under which the Company must issue additional shares to the minority owner upon the Company's issuance of its common stock relating to the conversion of the Company's convertible debentures or sales of common stock to repay the debentures (see Note 3). In 1993, in connection with the conversion of the debentures, an additional
928.20 shares were issued to the minority owner of TMSC. In December 1995, in connection with the final disposition of the debentures, the Company issued an additional 113.50 shares to the minority owner. During 1993 and 1994, $739,484 of debentures were exchanged for convertible preferred stock (see Note 4). If all of this preferred stock were converted into common stock, the Company would be committed to issue an additional 149.9 shares to the minority owner.

 CONVERTIBLE NOTES PAYABLE

  In 1992, the holders of certain convertible notes converted the debt into 3,076.70 shares of the Company's common stock.

6. INCOME TAXES

  Under Statement of Financial Accounting Standards No. 109, deferred income tax assets or liabilities are computed based on temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period.

  The provision for income taxes for the years ended December 31, 1993, 1994 and 1995 represents the minimum state tax.

                            THE TRYLON CORPORATION

  The components of the net deferred income tax asset at December 31, 1994 and 1995 are as follows:

                                                           1994        1995
                                                         ---------  -----------
   Allowance for bad debts.............................. $   6,015  $     6,015
   Net operating loss carryforward......................   804,774    1,131,302
   Accrued salaries.....................................       --        29,273
   Other, net...........................................    16,713       18,718
                                                         ---------  -----------
                                                           827,502    1,185,308
   Valuation reserve....................................  (827,502)  (1,185,308)
                                                         ---------  -----------
                                                         $     --   $       --
                                                         =========  ===========

  Differences between the provision for income taxes and income taxes at the statutory federal income tax rate for the years ended December 31, 1993, 1994 and 1995 are as follows:

                               1993               1994              1995
                         -----------------  ----------------- ------------------
                          AMOUNT   PERCENT   AMOUNT   PERCENT  AMOUNT    PERCENT
Income tax provision
 (benefit) at statutory
 federal rate........... $(85,471)  (34.0)% $183,827    34.0% $(327,781)  (34.0)%
State and local income
 taxes, net of federal
 income tax effect......      800      .3     32,981     6.1        800      .1
Tax benefits not recog-
 nized..................   85,471    34.0        --      --     327,781    34.0
Effect of net operating
 loss carryforwards.....      --      --    (216,008)  (39.9)       --      --
                         --------   -----   --------   -----  ---------   -----
                         $    800      .3 % $    800      .2% $     800      .1 %
                         ========   =====   ========   =====  =========   =====

  Net operating loss carryforwards as of December 31, 1995 for federal and state tax purposes are approximately $3,000,000 and $1,000,000, respectively, and expire beginning in 2004 and 1997.

7. STATEMENTS OF CASH FLOWS

  Cash paid for income taxes was approximately $2,000 in 1993 and 1994, and $7,000 in 1995. Cash paid for interest was approximately $13,000 in 1993, $8,000 in 1994 and $85,000 in 1995.

  During 1995, the Company issued common stock under its stock incentive plans. Approximately $26,000 was recorded as deferred compensation and was included in other assets. Also in 1995, the Company declared a preferred stock dividend in the amount of $76,491 and $11,850 of dividends payable were converted into common stock and $466,935 of convertible debentures were converted into common stock. During 1994, the Company declared a dividend in the amount of $75,301, and $10,911 of convertible debentures were converted into preferred stock. In 1993, $999,666 of convertible debentures were converted into common stock and $728,573 of debentures were converted into preferred stock. Also in 1993, $330,021 of accrued interest on the convertible debentures was converted to equity as a capital contribution. These non-cash transactions are excluded from the December 31, 1993, 1994 and 1995 Consolidated Statements of Cash Flows.

8. COMMITMENTS AND CONTINGENCIES

 LEASE COMMITMENTS

  The Company leases its facilities and certain equipment under noncancelable operating leases, expiring at various dates through July 1998. Minimum future obligations under such leases at December 31, 1995 are as follows:

      1996............................................................. $ 67,855
      1997.............................................................   67,855
      1998.............................................................   41,627
                                                                        --------
                                                                        $177,337
                                                                        ========

                            THE TRYLON CORPORATION

  Rent expense under noncancelable operating leases for the years ended December 31, 1993, 1994 and 1995 was $46,000, $68,000 and $68,000,
respectively.

 LETTER OF CREDIT

  The Company maintains a stand-by letter of credit arrangement with a bank in the amount of $50,000, relating to contractual obligations with the Company's major supplier.

9. STOCK PLANS

  In 1994, the Company established a Long-Term Equity Incentive Plan and a Directors Stock Award Plan (the Plans) under which a total of 15,000 shares of its common stock may be awarded to eligible employees, officers, consultants and directors. Shares awarded vest over a period fixed by the Board of Directors (generally not more than four years), except for those awarded to non-employee directors, which vest immediately, and in certain other circumstances. In 1994, 2,740 shares were awarded and issued under the Plans, all of which vested in 1994. In 1995, 11,012.5 shares were awarded and issued under the Plans, 5,700 of which were awarded in January 1995, 4,962.5 of which were awarded in September 1995, and 350 of which were awarded in December 1995. Of the total awarded shares, 8,808.75 vested in 1995. In connection with the award of these shares, $108,440 and $149,555 was recorded as compensation expense in the December 31, 1994 and 1995 Consolidated Statement of Operations, respectively.

10. UNAUDITED INFORMATION

 BASIS OF PRESENTATION

  The unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. These unaudited financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results of operations, changes in cash flows and financial position as of and for the periods presented. These unaudited financial statements should be read in conjunction with the audited financial statements and related notes thereto, appearing elsewhere herein. The results for the interim periods presented are not necessarily indicative of results to be expected for the full year.

 COMMON STOCK

  In March 1996, the Company entered into an agreement with one of its law firms under which the Company may pay for certain legal services by issuing common stock. Under the agreement, the Company issued 500 shares, all of which are currently voted by the law firm and can be earned through future services rendered. As of March 31, 1996, 152 shares were earned at a value of $42,560. The Company may repurchase any unearned shares for $1 in total consideration at any time prior to August 31, 1996.

 EXCLUSIVE SUPPLY AGREEMENT

  Sales of Speculite supplied pursuant to the Company's exclusive supply agreement (see Note 1) represented primarily all of the Company's revenues during the three month periods ended March 31, 1995 and 1996, respectively.

 SIGNIFICANT CUSTOMERS

  During the three months ended March 31, 1995 and 1996, the Company's largest customer accounted for approximately 48 percent and 90 percent, respectively, of the Company's revenues.

 FOREIGN SALES

  Sales to foreign countries represented approximately 70 percent and 90 percent of the Company's revenues during the three month periods ended March 31, 1995 and 1996, respectively.

                            THE TRYLON CORPORATION

 RESTRICTED CASH

  Restricted cash balances, relating to the Company's line of credit agreement, totaled to $198,332 at March 31, 1996.

 INVENTORIES

  Inventories are stated at the lower of cost (first-in, first-out) or market and primarily consist of finished goods purchased under the exclusive distribution agreement (see above).

 SUPPLEMENTAL CASH FLOW INFORMATION

  Cash paid for income taxes during the three month period ended March 31, 1995 was $2,410. No cash was paid for income taxes for the three month period ended March 31, 1996. Cash paid for interest during the three month periods ended March 31, 1995 and 1996 was $2,620 and $2,547, respectively.

 INCOME TAXES

  For the three months ended March 31, 1996, the provision for income taxes differs from the amount computed by applying the federal statutory income tax rate to the income before provision for income taxes as follows:

   Expected federal tax benefit.............................. $(136,304) (34.0)%
   State tax benefit, net of federal tax benefit.............       --     --
   Tax benefit not recognized................................   136,304   34.0
                                                              ---------  -----
                                                              $     --     --  %
                                                              =========  =====

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH IN-FORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OF THE UNDERWRITERS. THIS PRO-SPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAK-ING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   13
Dividend Policy...........................................................   13
Capitalization............................................................   14
Dilution..................................................................   15
Selected Consolidated Financial Information...............................   16
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   17
Business..................................................................   21
Management................................................................   35
Principal and Selling Stockholders........................................   41
Description of Capital Stock..............................................   42
Shares Eligible for Future Sale...........................................   45
Underwriting..............................................................   46
Legal Matters.............................................................   47
Experts...................................................................   47
Additional Information....................................................   47
Index to Consolidated Financial Statements................................  F-1

                                 ------------

  UNTIL    , 1996 (25 DAYS FROM THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-
FECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                       SHARES

                            THE TRYLON CORPORATION

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION


                                      , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered hereby. All of the amounts shown are estimates except for the Commission registration fee and the NASD filing fee.

   Commission Registration Fee............................................ $
   NASD Filing Fee........................................................
   Nasdaq National Market Listing Fees....................................   *
   Accounting Fees and Expenses...........................................   *
   Blue Sky Fees and Expenses.............................................   *
   Legal Fees and Expenses................................................   *
   Printing and Engraving Expenses........................................   *
   Transfer Agent Fees....................................................   *
   Miscellaneous Expenses.................................................   *
                                                                           ----
       TOTAL.............................................................. $ *
                                                                           ====

- ---------------------
* To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Bylaws of the Company generally provide that the Company shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding (each, a "Proceeding") by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees) and losses, claims, liabilities, judgments, fines and amounts paid in settlement actually incurred by him in connection with such Proceeding. The Bylaws also provide that the Company may advance litigation expenses to a director, officer, employee or agent upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it is ultimately determined that the director, officer, employee or agent is not entitled to be indemnified by the Company.

  The Company has entered into, or intends to enter into, agreements to indemnify its directors and executive officers in addition to the indemnification provided for in the Restated Certificate of Incorporation and Bylaws. These agreements, among other things, will indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of the Company to the fullest extent permitted by applicable law.

  Policies of insurance may be obtained and maintained by the Company under which its directors and officers will be insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

  The form of Underwriting Agreement, filed as Exhibit 1.1. hereto, provides for the indemnification of the Registrant, its controlling persons, its directors and certain of its officers by the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  In December 1993 and April 1994, the Registrant issued 1,457.2 and 21.82 shares, respectively, of Series A Convertible Preferred Stock to certain existing holders of its 12% Convertible Debentures for the conversion of $728,572.59 of principal and interest and $10,910.63 of principal, respectively, outstanding under those debentures.

  In 1993 and 1994, the Registrant issued 220.8 shares of Series A Convertible Preferred Stock to 13 individual investors for aggregate consideration of $110,392.09.

  In June 1994, the Registrant granted stock awards in the aggregate of 1,600 shares of Common Stock to non-employee directors under the 1994 Directors' Stock Award Plan for services to the Registrant during fiscal years 1989 through 1993.

  In September 1994, the Registrant granted stock awards in the aggregate of 1,140 shares of Common Stock to non-employee directors under the 1994 Directors' Stock Award Plan for services to the Registrant during fiscal year 1994.

  In December 1994, the Registrant granted to one of its non-employee directors an option to purchase 750 shares of Common Stock at $73.33 per share.

  In January 1995, the Registrant granted stock awards in the aggregate of 5,700 shares of Common Stock to certain employees, officers and consultants under its 1994 Long-Term Equity Incentive Plan, for services to the Registrant during fiscal years 1989 through 1993.

  In September 1995, the Registrant granted stock awards in the aggregate of 4,112.5 shares of Common Stock to employees, officers, and employee-directors under its 1994 Long-Term Equity Incentive Plan for services to the Registrant during fiscal years 1994 and 1995, and 850 shares of Common Stock to non-employee directors under the 1994 Directors' Stock Award Plan for services to the Registrant during fiscal year 1995.

  In November and December of 1995, the Registrant issues 8,000 units (the "Units"), consisting of 1 share of Common Stock and a warrant granting the holder the right to purchase 1 additional share of Common Stock at $260 per share, to 29 individuals and entities, 11 existing 12% Convertible Debenture holders and 3 Series A Convertible Preferred Share holders. From the issuance, the Registrant received an aggregate of $1,681,215 in cash and converted an aggregate of $466,935 of debenture principal and an aggregate of $11,850 of accrued dividends on the preferred stock into Units.

  In December 1995, the Registrant issued to Klein & Martin 350 shares of Common Stock for legal services provided to the Registrant (other than matters relating to securities offerings).

  In December 1995, the Registrant issued 113.5 shares of Common Stock to Advanced Medical Devices ("AMD") pursuant to AMD's antidilution rights which were triggered by the conversion of certain 12% Convertible Debenture principal as part of the offering of the Units.

  In March 1996, the Registrant issued to Klein & Martin 500 shares of Common Stock for legal services provided (or to be provided) to the Registrant (other than matters relating to securities offerings).

  In May 1996, the Registrant granted Mr. George A. Vandeman an option to purchase 1,043 shares of Common Stock. The option is exercisable in one-third (1/3) increments over a 3-year period at $260, $300 and $340 per share, respectively.

  Any sale of securities described herein were carried out in reliance on the exemption from registration contained in Section 4(2) and/or Section 3(b) of the Securities Act as transactions not involving any public offering, except that transactions involving the Registrant's stock plans were also carried out in reliance upon Rule 701 promulgated under the Securities Act. The recipients in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. All recipients had adequate access, through employment or other relationships, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits:

    See Exhibit Index.

  (b) Financial Statement Schedules:

    Schedules for which provision is made in the applicable accounting regulation of the Commission are either not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing as specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective: and

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such new securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF TORRANCE, STATE OF CALIFORNIA, ON AUGUST 8, 1996.

                                          THE TRYLON CORPORATION

                                          By:       /s/ Martin L. Lonky
                                             ----------------------------------
                                                       Martin L. Lonky
                                                 President, Chief Executive
                                                    Officer and Director

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Martin L. Lonky and Dr. Stewart A. Lonky, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----

         /s/ Martin L. Lonky           President, Chief         August 8, 1996
- -------------------------------------   Executive Officer
           MARTIN L. LONKY              and Chairman of the
                                        Board (Principal
                                        Executive Officer)

        /s/ Stewart A. Lonky           Executive Vice           August 8, 1996
- -------------------------------------   President, Chief
          STEWART A. LONKY              Medical Officer and
                                        Director (Acting
                                        Principal Financial
                                        and Accounting
                                        Officer)

          /s/ Neal M. Lonky            Secretary and            August 8, 1996
- -------------------------------------   Director
            NEAL M. LONKY

         /s/ Alfred M. Bloch           Director                 August 8, 1996
- -------------------------------------
           ALFRED M. BLOCH

        /s/ David G. Wallace           Director                 August 8, 1996
- -------------------------------------
          DAVID G. WALLACE

       /s/ George A. Vandeman          Director                 August 8, 1996
- -------------------------------------
         GEORGE A. VANDEMAN

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                    DESCRIPTION                                  PAGE
- -------                                   -----------                                  ----
 *1.1    Form of Underwriting Agreement
 *3.1    Restated Certificate of Incorporation of Registrant
 *3.2    Bylaws of Registrant
 *5.1    Opinion and Consent of Latham & Watkins
*10.1    Employment Agreement dated as of June 12, 1996 by and between Registrant and
         Dr. Martin L. Lonky
*10.2    Employment Agreement dated as of April 1, 1996 by and between Registrant and
         Dr. Stewart A. Lonky
*10.3    The Trylon Corporation 1994 Long-Term Equity Incentive Plan
*10.4    The Trylon Corporation 1994 Directors' Stock Award Plan
*10.5    Agreement dated March 16, 1994 by and among Omniglow Corporation, Registrant and Asian Sourcing Corporation
*10.6    Distribution Agreement dated as of September 1, 1994 by and between
         Registrant and Pharmacia & Upjohn as amended as of November 16, 1994 and
         February 20, 1996
*10.7    Development and Licensing Agreement dated January 11, 1996 by and between
         Registrant and Bracco, S.p.A.
*10.8    Exclusive Distribution Agreement dated as of September 9, 1994 by and between Omniglow Corporation and Registrant, as amended September 9, 1994
*10.9    Lease for Registrant's corporate offices in Torrance, California
*10.10   Form of Indemnification Agreement between the Registrant and its Executive
         Officers and Directors
 11.1    Statement Regarding Computation of Per Share Earnings
 21.1    Subsidiaries of the Registrant
 23.1    Consent of Arthur Andersen & Company
*23.4    Consent of Latham & Watkins (included in Exhibit 5.1)
 24.1    Power of Attorney (included on page II-4)
 27.1    Financial Data Schedule

- ---------------------
*  To be filed by amendment